 Exhibit (a)(1)(A)
Offer To Purchase
All Outstanding Shares of Common Stock and the
Associated Preferred Stock Purchase Rights
of
MRV COMMUNICATIONS, INC.
at
$10.00 Per Share, Net in Cash
by
GOLDEN ACQUISITION CORPORATION
a wholly-owned subsidiary of
ADVA NA HOLDINGS, INC.
a wholly-owned subsidiary of
ADVA OPTICAL NETWORKING SE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
EASTERN TIME, AT THE END OF THE DAY ON AUGUST 11, 2017, UNLESS THE
OFFER IS EXTENDED.
Golden Acquisition Corporation, a Delaware corporation (“Purchaser”), a wholly-owned subsidiary of ADVA NA Holdings, Inc., a Delaware corporation (“Parent”), a wholly-owned subsidiary of ADVA Optical Networking SE, a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Jena, Germany, under HRB 508155 (“Ultimate Parent”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0017 per share, including any associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share (together, the “Shares”), of MRV Communications, Inc., a Delaware corporation (the “Company” or “MRV”), at a purchase price of  $10.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 2, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and becoming a direct, wholly owned subsidiary of Parent (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by the Company as treasury stock, owned by Parent, Purchaser, Ultimate Parent or any subsidiary of the Company, or (ii) Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of various conditions set forth in the Merger Agreement, including, among other conditions, the Minimum Condition (as defined below in the “Summary Term Sheet”). The Offer is also subject to other conditions set forth in this Offer to Purchase; however, there is no financing or funding condition to the Offer. See Section 15 — “Conditions of the Offer.”
The Board of Directors of the Company (the “Company Board”) has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) resolved to recommend that the stockholders of the

Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirement contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, the Merger Agreement, the Tender and Support Agreements (as defined in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements”) and the transactions contemplated thereby; and (v) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” below. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.

IMPORTANT
If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.
If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary prior to the Expiration Time (as defined below in the “Summary Term Sheet”) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be found at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety. This summary term sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained in this summary term sheet and elsewhere in this Offer to Purchase has been provided to Parent, Purchaser and Ultimate Parent by the Company or has been taken from, or is based upon, publicly available documents or records of the Company on file with the SEC or other public sources at the time of the Offer. Parent, Purchaser and Ultimate Parent have not independently verified the accuracy and completeness of such information.
Securities Sought	All of the issued and outstanding shares of common stock, par value $0.0017 per share, including any associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (together, the “Shares”).
Price Offered Per Share	$10.00 net to the seller in cash, without interest thereon and subject to any required tax withholding.
Scheduled Expiration of Offer	12:00 Midnight, Eastern Time, at the end of the day, August 11, 2017, unless the Offer is otherwise extended.
Purchaser	Golden Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of ADVA NA Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of ADVA Optical Networking SE, a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Jena, Germany, under HRB 508155.
Who is offering to buy my securities?
Golden Acquisition Corporation (“Purchaser”), a Delaware corporation, is offering to buy your Shares. Purchaser is a direct wholly-owned subsidiary of Parent. Parent is a direct wholly-owned subsidiary of Ultimate Parent.
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Parent and Ultimate Parent. We use the term “Purchaser” to refer to Golden Acquisition Corporation alone, the term “Parent” to refer to ADVA NA Holdings, Inc. alone, the term “Ultimate Parent” to refer to ADVA Optical Networking SE alone and each of the terms the “Company” and “MRV” to refer to MRV Communications, Inc., a Delaware corporation.
See Section 8 — “Certain Information Concerning Ultimate Parent, Parent and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0017 per share, including any associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the shares of the Company’s common stock, including any associated rights to purchase preferred stock, that are the subject of the Offer.
See Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, the Company. Following consummation of the Offer, we intend to complete the Merger (as
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defined below) as promptly as practicable. Upon completion of the Merger, the Company will become a direct subsidiary of Parent and indirect subsidiary of Ultimate Parent. In addition, we intend to cause the Company to be delisted from the NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after completion of the Merger.
Who can participate in the Offer?
The Offer is open to all record and beneficial owners of Shares.
How much are you offering to pay?
Purchaser is offering to pay $10.00 per Share, net to the seller in cash, without interest thereon and subject to any required tax withholding. We refer to this amount as the “Offer Price.”
See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. The Company, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of July 2, 2017 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into the Company, with the Company surviving such merger as a subsidiary of Parent (such merger, the “Merger”).
See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
What are the material U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
The receipt of cash in exchange for your Shares in the Offer or, assuming you do not tender your Shares pursuant to the Offer and the Offer is consummated, in exchange for your Shares in the Merger, will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). In general, provided that you are a U.S. Holder and hold your Shares as capital assets, you will recognize capital gain or loss in an amount equal to the difference between (i) the Offer Price and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. See Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer and the Merger (including for Non-U.S. Holders (as defined below)).
We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
Do you have the financial resources to pay for all of the Shares that Purchaser is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $69 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. The Offer is not subject to any financing or funding condition. Ultimate Parent, Purchaser’s ultimate parent company, will provide sufficient funds for the purchase of Shares in the Offer and pursuant to the Merger. Ultimate Parent expects to obtain the necessary funds to pay for all Shares validly tendered, and not withdrawn, pursuant to the Offer from cash on hand (but in lieu of using cash on hand, Parent may use, if available, proceeds of committed debt financing) at or about the
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first time as of which Purchaser accepts any Shares for payment pursuant to the Offer promptly following the Expiration Time and to obtain the necessary funds to pay for Shares exchanged for cash in the Merger from cash on hand at or about the time of the closing of the Merger.
See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all issued and outstanding Shares solely for cash;

•
if we consummate the Offer, we intend to promptly complete the Merger, in which all Shares (subject to limited exceptions for Shares subject to appraisal rights and any Shares held by us, the Company or its subsidiaries) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash;

•
Purchaser, through its ultimate parent company, Ultimate Parent, will have sufficient funds available to purchase all Shares validly tendered, and not withdrawn, in the Offer and all Shares converted into the right to receive the Offer Price in cash in the Merger;

•
although Ultimate Parent has received committed debt financing in connection with the Offer, Ultimate Parent would be able to fund the Offer with cash on hand were such debt financing not available; and

•
the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including, among other conditions, the Minimum Condition. The “Minimum Condition” means, there being validly tendered in the Offer and not validly withdrawn immediately prior to any then scheduled Expiration Time that number of Shares which, together with the shares beneficially owned by Parent or Purchaser (if any), represents at least a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all options and other convertible or derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof), and excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), by the depositary for the Offer pursuant to such procedures).
How long do I have to decide whether to tender my Shares in the Offer?
You will have until the Expiration Time to tender your Shares in the Offer. The term “Expiration Time” means 12:00 midnight, Eastern Time, at the end of the day, August 11, 2017, unless the expiration of the Offer is extended to a time on a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” means such time on such subsequent date and you will have until such time on such subsequent date to tender your Shares.
If you cannot deliver everything required to make a valid tender prior to the Expiration Time, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” prior to the Expiration Time.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
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Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement provides that Purchaser: (i) shall extend the Offer for any period required by applicable Law (as defined in the Merger Agreement), any interpretation or position of the SEC, the staff thereof or the NASDAQ Stock Market applicable to the Offer and (ii) shall (subject to Parent’s right to terminate Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized in Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement”)), in the event that the Offer Conditions are not satisfied or waived (if permitted under the Merger Agreement) as of immediately prior to any then-applicable Expiration Time, extend the Offer for successive extension periods of at least two but not more than ten business days per extension (or any longer period as may be approved in advance by the Company, but otherwise with the length of any such extension to be determined by Parent in its discretion) in order to allow additional time for the Offer Conditions to be satisfied; provided, however, that in no event shall Purchaser be required to extend the Offer (A) beyond the first business day immediately prior to the End Date, (B) at any time that Parent or Purchaser is permitted to terminate, or has validly terminated, the Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized in Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement”), or (C) beyond October 9, 2017 if, as of such time, the Minimum Condition is not satisfied but each of the other Offer Conditions is satisfied or has been waived. The “End Date” means January 2, 2018, as it may be extended as provided in the Merger Agreement and summarized below in Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement.”
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; Other Agreements.”
Will there be a subsequent offering period?
It is not expected that there will be, and the Merger Agreement does not provide for, a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.
See Section 1 — “Terms of the Offer.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the date on which the previously scheduled Expiration Time occurs (if such date is a business day) or the next business day after the date on which the previously scheduled Expiration Time occurs (if such date is not a business day).
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of a number of conditions prior to the Expiration Time, including, among other conditions:
•
the Minimum Condition;

•
the accuracy of the Company’s representations and warranties set forth in the Merger Agreement, and the performance of the Company’s covenants set forth in the Merger Agreement, in each case, to specified standards of materiality;

•
there not having occurred and be continuing a Company Material Adverse Effect (as defined in Section 11 — “The Merger Agreement; Other Agreements”); and

•
there not having occurred certain events, as set forth in the Merger Agreement, that trigger a termination right under the Merger Agreement.

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer is not subject to any financing or funding condition.
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How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates, you may tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal (or a facsimile of one) and any other documents required by the Letter of Transmittal, to the Depositary, not later than immediately prior to the Expiration Time. If you hold your Shares as registered owner and such Shares are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than immediately prior to the Expiration Time. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
If you are unable to deliver everything that is required to tender your Shares to the Depositary prior to the Expiration Time, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time prior to the Expiration Time. In addition, if we have not accepted your Shares for payment by the end of September 14, 2017, you may withdraw them at any time after that date until we accept your Shares for payment.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the Company’s Board of Directors?
The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirement contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, the Merger Agreement, the Tender and Support Agreements (as defined below) and the transactions contemplated thereby; and (v) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL.
More complete descriptions of the reasons for the Company Board’s recommendation of, and the Company Board’s approval of, the Offer and the Merger are set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) to be filed by the Company with the SEC under the Exchange Act and mailed to you and other stockholders in connection with the Offer.
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If Shares tendered pursuant to the Offer are purchased by Purchaser, will the Company continue as a public company?
No. We expect to complete the Merger as promptly as practicable following the consummation of the Offer. Once the Merger takes place, the Company will be a direct subsidiary of Parent and indirect subsidiary of Ultimate Parent. Following the Merger, we intend to cause the Company to be delisted from the NASDAQ Stock Market and deregistered under the Exchange Act.
See Section 13 — “Certain Effects of the Offer.”
Will a meeting of the Company’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation that has a class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation, if:
•
such agreement of merger expressly permits or requires such merger to be effected under Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer referred to in the immediately following bullet point;

•
a corporation consummates (as defined in Section 251(h) of the DGCL, meaning irrevocably accepting tendered stock for purchase) a tender offer for all of the outstanding stock of such constituent corporation (other than excluded stock (as defined in Section 251(h)), which include any such stock that is owned at the commencement of such tender offer by such constituent corporation, the corporation making such tender offer, any person that owns, directly or indirectly, all of the outstanding stock of the corporation making such tender offer, and any direct or indirect wholly-owned subsidiary of any of the foregoing);

•
immediately following the consummation of such tender offer, the stock irrevocably accepted for purchase by the consummating corporation pursuant to such offer and received (as defined in Section 251(h)) by the depository prior to the expiration of such tender offer, together with any the stock otherwise owned by the consummating corporation or its affiliates, equals at least such percentage of the shares of outstanding stock of such constituent corporation that would otherwise be required to adopt such agreement of merger; and

•
each outstanding share (other than shares of excluded stock) of stock of such constituent corporation that is the subject of and not irrevocably accepted for purchase in such tender offer is to be converted in such merger into the same consideration that is to be paid for shares of such stock that are irrevocably accepted for purchase in such tender offer.

If the conditions to the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of the Company’s stockholders and without a vote or any further action by the stockholders.
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated (as defined in Section 251(h) of the DGCL) and certain other conditions are satisfied, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. At the effective time of the Merger, all of the then issued and outstanding Shares (other than (i) Shares held by the Company as treasury stock, by any subsidiary of the Company or by Parent, Purchaser, Ultimate Parent or any of their respective subsidiaries and (ii) Shares held by stockholders who properly exercise appraisal rights under the DGCL) will be converted in the Merger into the right to receive an amount in cash equal to the Offer Price, without interest thereon and subject to any required tax withholding.
If the Merger is effected, the Company’s stockholders who did not tender their Shares in the Offer prior to the Expiration Time (other than stockholders who properly exercise appraisal rights) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the
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Offer. Therefore, if the Offer is consummated and the Merger is effected, the only difference to you between tendering your Shares and not tendering your Shares in the Offer is that appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and properly exercise (and do not fail to perfect or otherwise lose) such appraisal rights. See Section 17 — “Appraisal Rights.”
See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options, restricted stock and warrants (if any) in the Offer?
The Offer is being made only for Shares, and not for outstanding stock options or warrants issued by the Company. Holders of outstanding stock options or warrants issued by the Company may participate in the Offer only if they first exercise such stock options or warrants (if exercisable) for Shares in accordance with the terms of the applicable equity incentive plan, warrant agreement and other applicable agreements of the Company, as the case may be, and tender such Shares. Any exercise of a stock option or warrant should be completed sufficiently in advance of the Expiration Time to assure the holder of such outstanding stock option or warrant that the holder will have sufficient time to comply with the procedures for tendering the Shares to be obtained upon such exercise as described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Immediately prior to the effective time of the Merger and without any action on the part of the holders thereof: (i) any then outstanding option to acquire Shares granted under an applicable equity incentive plan or any other applicable agreement of the Company, whether or not then otherwise vested or exercisable, shall be cancelled in exchange for the right of the holder of such option to receive from the Surviving Corporation a cash amount equal to the product of  (x) the total number of Shares then still covered by the option multiplied by (y) the excess, if any, of  (A) the Offer Price, without interest, over (B) the exercise price per share of the Shares covered under such option, without any interest thereon and subject to all applicable withholding (such payments, the “Option Payments”); provided, that if the exercise price per share under any such option is equal to or greater than the Offer Price, such option shall be cancelled immediately prior to the effective time of the Merger without any payment or other consideration being made or owed in respect thereof and (ii) each then outstanding Share of restricted stock issued pursuant an applicable equity incentive plan or any other applicable agreement of the Company shall become fully vested and shall participate in the Merger on the same basis as any other outstanding Share. The Option Payments and payments in respect of outstanding Shares of restricted stock will be paid promptly following the effective time of the Merger.
See Section 11 — “The Merger Agreement; Other Agreements.”
Immediately prior to the effective time of the Merger, in accordance with the terms of that certain Warrant Agreement, dated as of July 16, 2013, as amended (the “Warrant Agreement”), by and between the Company, and American Stock Transfer & Trust Company, LLC, as warrant agent, each outstanding warrant issued under the Warrant Agreement will terminate in accordance with the terms of the Warrant Agreement, and the warrant holder will receive, upon surrender of such warrant in accordance with the Warrant Agreement, an amount in cash (the “Warrant Consideration”) equal to the greater of  (A) the number of warrants tendered by such warrant holder multiplied by the amount by which the Offer Price exceeds the exercise price of such warrants; and (B) the number of warrants tendered by such warrant holder multiplied by the ‘value’ of a warrant as of the date of consummation of the Merger, such ‘value’ to be determined in accordance with the Black-Scholes Option Pricing Model. Holders of warrants do not need to exercise any of their warrants to receive this cash payment. After the effective time of the Merger, Purchaser will send, or cause the Depositary to send, to holders of warrants immediately prior to the effective time of the Merger a Letter of Transmittal for use in surrendering certificates previously representing warrants in exchange for the Warrant Consideration.
What is the market value of my Shares as of a recent date?
On June 30, 2017, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the NASDAQ Stock Market was $9.85 per Share. On July 14, 2017, the last full day of trading before commencement of the Offer, the closing price of the Shares
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on the NASDAQ Stock Market was $9.90 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends.”
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into Tender and Support Agreements with each of the Supporting Stockholders (as defined below in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements”), which provide that each Supporting Stockholder will tender into the Offer, and not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act), and, during the term of the Tender and Support Agreements, will not otherwise sell, assign, transfer, tender or otherwise encumber or dispose of any of such Shares. The Tender and Support Agreements also provide that, during the term of the Tender and Support Agreements, the Supporting Stockholders will vote their Shares against certain alternative corporate transactions.
The Tender and Support Agreements terminate at (i) the effective time of the Merger or (ii) the date upon which the Merger Agreement is validly terminated.
As of July 2, 2017, Raging Capital Management, LLC (a Supporting Stockholder) beneficially owned 2,136,864 Shares, which represent approximately 31.37% of all outstanding Shares as of July 2, 2017. Each other Supporting Stockholder beneficially owned, as of July 2, 2017, an aggregate of 386,258 Shares (including shares that may be issued under stock options that are exercisable for or may become vested and settled for Shares within 60 days of July 2, 2017 in accordance with Rule 13d-3 under the Exchange Act), which represent approximately 5.67% of Shares that are issued and outstanding and all additional Shares that are deemed outstanding for purposes of calculating each such Supporting Stockholders’ percentage ownership as of July 2, 2017, in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act. Accordingly, the Supporting Stockholders beneficially owned (in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act) an aggregate of 2,523,122 Shares, which represent approximately 37% of all issued and outstanding Shares and all additional Shares that are deemed outstanding for purposes of calculating each such Supporting Stockholders’ percentage ownership as of July 2, 2017, in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act.
See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer, and the Merger is completed, holders of Shares immediately prior to the effective time of the Merger who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal of such holder’s demand for appraisal, failure to perfect or otherwise), will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See Section 17 — “Appraisal Rights.”
Whom should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), toll free at (888) 750-5834. See the back cover of this Offer to Purchase for additional contact information.
S-viii

INTRODUCTION
Golden Acquisition Corporation, a Delaware corporation (“Purchaser”) and a subsidiary of ADVA NA Holdings, Inc., a Delaware corporation (“Parent”), a subsidiary of ADVA Optical Networking SE, a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Jena, Germany, under HRB 508155 (“Ultimate Parent”), is offering to purchase all issued and outstanding shares of common stock, par value $0.0017 per share, including any associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share (together, the “Shares”), of MRV Communication, Inc., a Delaware corporation (the “Company” or “MRV”), at a purchase price of  $10.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”). The associated preferred stock purchase rights were issued under that certain rights agreement, as amended, between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, dated as of January 26, 2016 (the “Rights Agreement”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 2, 2017 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by the Company as treasury stock, owned by Parent, Purchaser, Ultimate Parent or any subsidiary of the Company; or (ii) Shares held by stockholders who properly exercise appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest thereon and subject to any required tax withholding. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements.”
Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer (collectively, the “Company Board Recommendation”); (iv) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirement contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, the Merger Agreement, the Tender and Support Agreements (as defined below in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements”) and the transactions contemplated thereby; and (v) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL.
More complete descriptions of the Company Board’s reasons for recommending, and the Company Board’s reasons for authorizing and approving, the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are set forth in the Company’s Solicitation/Recommendation Statement on the Schedule 14D-9 (the “Schedule 14D-9”). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 — “The Solicitation or Recommendation” under the sub-heading “Background of the Transactions; Reasons for the Recommendation of the MRV Board.”

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to various conditions set forth in the Merger Agreement, including, among others, the Minimum Condition (as defined above in the “Summary Term Sheet”). The Offer is also subject to other conditions set forth in this Offer to Purchase; however the Offer is not subject to any financing or funding condition. See Section 15 — “Conditions of the Offer.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.
THE TENDER OFFER
 1.   Terms of the Offer
Purchaser is offering to purchase all of the issued and outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay after the Expiration Time for all Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to the Expiration Time and not validly withdrawn as described in Section 4 — “Withdrawal Rights.” The term “Expiration Time” means 12:00 midnight, Eastern Time, at the end of August 11, 2017, unless the expiration of the Offer is extended to a time on a subsequent date in accordance with the terms of the Merger Agreement, in which event the term “Expiration Time” means such time on such subsequent date and you will have until such time on such subsequent date to tender your Shares.
In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional opportunity to tender your Shares.
The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.” The Merger Agreement provides that without the prior written consent of the Company, Purchaser shall not accept for payment or pay for any Shares if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition.
The Merger Agreement provides that Purchaser: (i) shall extend the Offer for any period required by applicable Law (as defined in the Merger Agreement), any interpretation or position of the SEC, the staff thereof or the NASDAQ Stock Market applicable to the Offer and (ii) shall (subject to Parent’s right to terminate the Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized in Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement”), in the event that the Offer Conditions are not satisfied or waived (if permitted under the Merger Agreement) as of immediately prior to any then-applicable Expiration Time, extend the Offer for successive extension periods of at least two but not more than ten business days per extension (or any longer period as may be approved in advance by the Company, but otherwise with the length of any such extension to be determined by Parent in its discretion) in order to allow additional time for the Offer Conditions to be satisfied; provided, however, that in no event shall Purchaser be required to extend the Offer (A) beyond the first business day immediately prior to the End Date, (B) at any time that Parent or Purchaser is permitted to terminate, or has validly terminated, the Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized in Section 11 — “The Merger Agreement; Other Agreements —  Termination of the Merger Agreement”) or (C) beyond October 9, 2017 if, as of such time, the Minimum Condition has not been satisfied but each of the other Offer Conditions is satisfied or has been waived. The “End Date” means January 2, 2018.
The Merger Agreement provides that, without the prior written consent of the Company: (i) the number of Shares subject to the Offer may not be reduced; (ii) the Offer Price may not be reduced; (iii) the Minimum Condition may not be changed, modified or waived; (iv) the Offer Conditions may not be supplemented, modified or changed in a manner adverse in any material respect to any stockholders of the Company; (v) except as otherwise provided in the provisions of the Merger Agreement that are summarized in this Section 1, the expiration of the Offer may not be extended or otherwise changed; (vi) the form of consideration payable in the Offer may not be changed; and (vii) the terms of the Offer may not be otherwise amended, modified or supplemented in a manner adverse in any material respect to any stockholder of the Company.

If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC and other applicable laws and regulations, we expressly reserve the right to waive, in whole or in part, any Offer Condition at any time and from time to time, to increase the Offer Price and to make any other changes in the terms and conditions of the Offer. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the date on which the previously scheduled Expiration Time occurs (if such date is a business day) or the next business day after the date on which the previously scheduled Expiration Time occurs (if such date is not a business day). Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view (as stated in a public release), an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Offer Conditions. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered Shares, and may terminate the Offer at any scheduled Expiration Time or amend or terminate the Offer as otherwise permitted by the Merger Agreement, if the Offer Conditions are not satisfied or waived (if permitted under the Merger Agreement) as of immediately prior to any then-applicable Expiration Time; provided, however, that Purchaser shall (subject to Parent’s right to terminate Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized in Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement”), extend the Offer for successive extension periods of at least two but not more than ten business days per extension (or any longer period as may be approved in advance by the Company, but otherwise with the length of any such extension to be determined by Parent in its discretion) in order to allow additional time for the Offer Conditions to be satisfied; provided, however, that in no event shall Purchaser be required to extend the Offer (A) beyond the first business day immediately prior to the End Date, (B) at any time that Parent or Purchaser is permitted to terminate, or has validly terminated, the Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized in

Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement”) or (D) beyond October 9, 2017 if, as of such time, the Minimum Condition is not satisfied but each of the other Offer Conditions is satisfied or has been waived.
The Company has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, as well as the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on the stockholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.   Acceptance for Payment and Payment for Shares
Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly. Subject to compliance with Rule 14e-1(c) under the Exchange Act, as applicable, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of  (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of, the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making such payment.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, Share Certificates representing unpurchased shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Tendering Shares,”

such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.
3.   Procedures for Accepting the Offer and Tendering Shares
Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, either: (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Time; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Time.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.” Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Stock Market trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of  (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Parent, Ultimate Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.
Information Reporting and Backup Withholding.   Payments made to stockholders of the Company in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding and potential penalties, any U.S. stockholder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included in the Letter of Transmittal, listing such U.S. stockholder’s correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Certain stockholders (including among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Any foreign stockholder should submit an appropriate and properly completed IRS Form W-8 attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
4.   Withdrawal Rights
Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders are irrevocable, except that Shares tendered may also be withdrawn after September 14, 2017, if Purchaser has not accepted them for payment by the end of September 14, 2017.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.

Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, Ultimate Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.
5.   Certain U.S. Federal Income Tax Consequences of the Offer
The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger to stockholders of the Company whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to stockholders of the Company. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to stockholders of the Company in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to holders of the Company Equity Awards, or to special classes of taxpayers (e.g., foreign taxpayers, except as specifically described below, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, and stockholders that beneficially own (actually or constructively), more than 5% of the total fair market value of the Shares). In addition, this summary does not address U.S. federal taxes other than income taxes.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if  (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes. This summary uses the term “Non-U.S. Holder” to mean a beneficial owner of Shares (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If a partnership, or another entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership’s activities. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.

Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.
U.S. Holders.   The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of any withholding tax) and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. Holder’s holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to tax at preferential rates. In addition, certain non-corporate stockholders may be subject to an additional tax, currently at 3.8%, on all or a portion of their “net investment income,” which may include all or a portion of the gain recognized in connection with the Offer or the Merger. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at short-term capital gains tax rates. Certain limitations apply to the use of a U.S. Holder’s capital losses.
Non-U.S. Holders.   Generally, the exchange of Shares for cash pursuant to the Offer or the Merger will not be a taxable transaction to Non-U.S. Holders for U.S. federal income tax purposes, unless: (i) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more during the taxable year of the Offer or Merger and certain other conditions are met; (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or generally, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or (iii) the Company is or has been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time within the five-year period preceding the Offer or the Merger, the Non-U.S. Holder owned more than 5% of the Shares at any time within that five-year period, and certain other conditions are satisfied.
With respect to clause (iii) of the preceding paragraph, the determination of whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. We have not determined whether the Company has been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of the Offer or the Merger. However, the withholding tax generally applicable to any disposition of shares in a USRPHC does not apply to shares which are regularly traded on an established securities market (such as the Shares).
In the case of clause (i) of the preceding paragraph, gain generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such Non-U.S. Holder during the taxable year. In the case of clauses (ii) and (iii) of the preceding paragraph, unless a tax treaty provides otherwise, gain will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate) with respect to gain recognized under clause (ii). Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.
A U.S. Holder or Non-U.S. Holder whose Shares are purchased pursuant to the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

6.   Price Range of Shares; Dividends
The Shares currently trade on the NASDAQ Stock Market under the symbol “MRVC.” The following table sets forth the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by the NASDAQ Stock Market:
	High	Low
Fiscal Year Ending December 31, 2017
First Quarter	$10.85	$7.05
Second Quarter	$10.50	$8.48
Third Quarter (through July 14, 2017)	$9.95	$9.85
Fiscal Year Ended December 31, 2016
First Quarter	$12.99	$8.75
Second Quarter	$11.95	$8.95
Third Quarter	$13.09	$10.61
Fourth Quarter	$14.40	$7.11
Fiscal Year Ended December 31, 2015
First Quarter	$11.65	$6.38
Second Quarter	$12.35	$7.25
Third Quarter	$21.50	$11.03
Fourth Quarter	$15.20	$12.01
On June 30, 2017, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the NASDAQ Stock Market was $9.85 per Share. On July 14, 2017, the last full day of trading before commencement of the Offer, the closing price of the Shares on the NASDAQ Stock Market was $9.90 per Share. Stockholders are urged to obtain current market quotations for the Shares. Each holder of Shares should obtain a recent quotation for their respective Shares prior to deciding whether or not to tender.
The Company has not declared or paid dividends in the past two years, except that on January 26, 2016, the Company declared a non-cash dividend of one right to purchase the Company’s Series A Junior Participating Preferred Stock, par value $0.01, for each of the Company’s issued and outstanding shares of common stock, par value $0.0017 per share, in connection with the Company’s adoption of the Rights Agreement (as defined above in the “Introduction”). The Company is not permitted under the terms of the Merger Agreement to declare or pay dividends prior to the closing of the Offer and the Merger without the Parent’s consent.
7.   Certain Information Concerning the Company
The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. None of Ultimate Parent, Parent or Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, none of Ultimate Parent, Parent or Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such filings, or for any failure by the Company to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Ultimate Parent, Parent or Purchaser.
General.   The Company is a publicly traded Delaware corporation and provides highly scalable packet and optical edge solutions and network infrastructure management solutions that enable its customers to build reliable, scalable and cost effective networks. The Company’s strategy is to position its hardware, software and service offering to meet the current and future needs of telecommunications service providers and cable operators, data center operators and other customers in the Company’s target vertical markets.

The address of the Company’s principal executive offices and the Company’s phone number at its principal executive offices are as set forth below:
MRV Communications, Inc.
20520 Nordhoff Street,
Chatsworth, California 91311
(818) 773-0900
In connection with our due diligence review of the Company, the Company made available to us certain financial information described under the sub-heading “Certain Prospective Financial Information about MRV” in Item 4 — “The Solicitation or Recommendation” of the Schedule 14D-9.
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on May 19, 2017 and distributed to the Company’s stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.
8.   Certain Information Concerning Ultimate Parent, Parent and Purchaser
Purchaser is a Delaware corporation and a direct wholly-owned subsidiary of Parent, and was formed as a Delaware limited liability company under the name ADVA NA Holdings 1 LLC on October 31, 2016 and was subsequently converted to a Delaware corporation on June 30, 2017 under the name Golden Acquisition Corporation for purposes of effectuating the Merger. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company surviving the Merger. The business address and business telephone number of Purchaser are as set forth below:
Golden Acquisition Corporation
5755 Peachtree Industrial Blvd.
Norcross, Georgia 30092
(678) 728-8600
Parent is a Delaware corporation and a direct wholly-owned subsidiary of Ultimate Parent. Parent is a holding company that owns the shares of Purchaser. The business address and business telephone number of Parent are as set forth below:
ADVA NA Holdings, Inc.
5755 Peachtree Industrial Blvd.
Norcross, Georgia 30092
(678) 728-8600

Ultimate Parent is a European public limited liability company incorporated in Germany and organized under the laws of Germany and the European Union and registered in the commercial register of the local court of Jena, Germany, under HRB 508155. Ultimate Parent develops and provides telecommunications hardware, software and services to several hundred service providers and thousands of enterprises. The business address and business telephone number of Ultimate Parent are as set forth below:
ADVA Optical Networking SE
Campus Martinsried
Fraunhoferstrasse 9a
82152 Martinsried/Munich, Germany
+49 (0) 89 890 665 901
The name, business address, citizenship, current principal occupation or employment, five-year material employment history and citizenship of each director, supervisory board member and executive officer of Ultimate Parent, Purchaser and Parent and certain other information are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Ultimate Parent, Purchaser or Parent, or, to the best knowledge of Ultimate Parent, Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As a result of having entered into the Tender and Support Agreements (as defined below in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements”), Purchaser, Parent and Ultimate Parent may each be deemed to be the beneficial owner of an aggregate of 2,860,042 Shares for the purposes of Rule 13d-3 under the Exchange Act as of July 2, 2017 (or approximately 38.9% of the total of all Shares that are outstanding and all additional Shares that are deemed outstanding for purposes of calculating Ultimate Parent’s, Parent’s and Purchaser’s beneficial ownership in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act, as of July 2, 2017).
Except: (i) pursuant to the Tender and Support Agreements as set forth in Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreements” or (ii) as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (a) none of Purchaser, Parent, Ultimate Parent or, to the knowledge of Purchaser, Parent and Ultimate Parent, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Purchaser, Parent or Ultimate Parent and to the knowledge of Purchaser, Parent and Ultimate Parent the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of the Company during the past 60 days; (c) none of Purchaser, Parent, Ultimate Parent and, to the knowledge of Purchaser, Parent and Ultimate Parent, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Parent and Ultimate Parent or, to the knowledge of Purchaser, Parent and Ultimate Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (e) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchaser, Parent or Ultimate Parent, to the knowledge of Purchaser, Parent and Ultimate Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
We do not believe our financial condition or the financial condition of Parent and Ultimate Parent is relevant to your decision whether to tender Shares and accept the Offer because (i) the Offer is being made for all issued and outstanding Shares solely for cash; (ii) if we consummate (as defined in Section 251(h) of the DGCL) the Offer, we intend to promptly complete the Merger, in which all Shares (subject to limited exceptions for Shares subject to appraisal rights and any Shares held by us, the Company or its subsidiaries) that then remain issued and outstanding will be converted into the right to receive the Offer Price in cash; (iii) Purchaser, through its ultimate parent company, Ultimate Parent, will have sufficient funds available to purchase all Shares validly tendered, and not withdrawn, in the Offer and all Shares converted into the right to receive the Offer Price in cash in the Merger; (iv) although Ultimate Parent has received committed debt financing in connection with the Offer, Ultimate parent would be able to fund the Offer with cash on hand were such debt financing not available; and (v) the Offer and the Merger are not subject to any financing or funding condition.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, Ultimate Parent, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. Ultimate Parent, Parent and Purchaser’s filings are also available to the public on the SEC’s web site on the Internet at http://www.sec.gov, such site also contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically with the SEC.
9.   Source and Amount of Funds
We estimate that we will need approximately $69 million to purchase all of the Shares pursuant to the Offer and to complete the Merger. The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance or fund the purchase of Shares pursuant to the Offer.
Ultimate Parent, through itself or one or more of its affiliates, will provide Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and, upon the terms and subject to the conditions set forth in the Merger Agreement, to complete the Merger following the closing of the Offer. Ultimate Parent expects to obtain the necessary funds from cash on hand (but, in lieu of using cash on hand, Parent may use, if available, proceeds of committed debt financing).
10.   Background of the Offer; Past Contacts or Negotiations with the Company
The information set forth below regarding the Company was provided by the Company, and none of Ultimate Parent, Parent, Purchaser nor any of their affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussion in which representatives of Ultimate Parent, Parent, Purchaser or their respective affiliates did not participate.
The following is a description of contacts between representatives of Ultimate Parent, Parent, Purchaser or their affiliates and representatives of the Company that resulted in the execution of the Merger Agreement and the agreements related to the Offer. The chronology below covers only the key events leading up to the execution of the Merger Agreement and the other agreements related to the Offer and does not purport to catalogue every conversation between representatives of Ultimate Parent, Parent, Purchaser or their affiliates and representatives of the Company. For a review of the Company’s activities relating to these contacts, please refer to the Company’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
Background of the Offer
As part of the continuous evaluation of its business and strategic plans, members of the senior management of Ultimate Parent and its affiliates (collectively, “ADVA”) routinely consider a variety of strategic alternatives and transactions. In recent years, members of ADVA’s senior management team have identified, reviewed and evaluated various alternatives for expanding ADVA’s business, including operational and strategic transactions to enhance and/or complement ADVA’s existing business, including a variety of strategic acquisition alternatives. Furthermore, members of ADVA’s senior management team have considered and discussed selected strategic acquisition opportunities with its Supervisory Board.

Beginning in 2012, ADVA’s senior management team was approached by representatives of the Company to discuss ADVA’s and the Company’s respective interest in a potential transaction involving the Company (a “Potential Transaction”), which at the time was focused on the potential sale of one of the Company’s divisions or other assets. Initial discussions were held in 2012 between ADVA’s senior management team and representatives from Oppenheimer, the Company’s financial advisor, but did not result in any meaningful progress toward the consummation of a Potential Transaction at that time.
Between the discussions in 2012 and July 2016, representatives of ADVA and the Company had occasional contact, but such contact did not involve substantive discussions or negotiations regarding a Potential Transaction.
On July 15, 2016, representatives from Cowen and Company, LLC (“Cowen”), the Company’s financial advisor, held a call with Ulrich Dopfer, a member of ADVA’s senior management team, to discuss potential strategic opportunities, including a Potential Transaction. During the call ADVA indicated that it would discuss the Potential Transaction opportunity with its Supervisory Board to gauge interest levels and that it would revert to Cowen.
ADVA’s senior management team was subsequently approached again by Cowen in early August 2016. In the following days, ADVA’s senior management team and representatives of the Company negotiated and entered into a customary confidentiality agreement, which was executed on August 13, 2016.
On September 7, 2016, MRV held an initial conference call with representatives of ADVA during which the Company delivered a management presentation.
On October 6, 2016, representatives of ADVA contacted Cowen and indicated that ADVA was not interested in pursuing the Potential Transaction with the Company at that time. Representatives of ADVA further indicated that although they were not interested at that time, the Company should feel free to approach them again if the Company had exhausted its prospects with other potential buyers.
Initial discussions between the Company’s and ADVA’s management teams were held throughout the fourth financial quarter of 2016, but ADVA’s senior management team continued to consider various strategic alternatives and was not prepared to make a proposal with respect to a Potential Transaction at such time.
On February 21, 2017, the Company arranged and held a call with representatives of ADVA, during which representatives of the Company updated the representatives of ADVA regarding their thoughts as to the strategic merits of a combination between the two companies. Representatives of ADVA indicated that it would consider the possibility of a Potential Transaction involving an acquisition of the Company, and that they would need two weeks to consider the opportunity and formulate a potential proposal.
On February 27, 2017, the Company was informed by representatives of ADVA that the opportunity to acquire the Company was discussed with ADVA’s chairman and senior management team, who were receptive to considering the possibility of a Potential Transaction involving the acquisition of the Company. Representatives of ADVA indicated that there were some technical items that required clarification internally relating to integration, as well as other due diligence to consider, but that ADVA expected to be able make a proposal within a week.
On March 7, 2017, representatives of ADVA informed the Company that it was speaking with lenders regarding potential financing alternatives for a Potential Transaction and would need approximately another week to prepare a proposal.
On March 16, 2017, representatives of ADVA informed the Company that the market appeared to react favorably to the Company’s first quarter earnings and conference call and suggested a meeting between the chief executive officers of the two companies during the Optical Fiber Conference the week of March 20, 2017.
On March 21, 2017, Brian Protiva, ADVA’s CEO, and Ulrich Dopfer, a member of ADVA’s senior management team, each met with Mark Bonney, the Company’s President and CEO, and discussed the possibility of considering a Potential Transaction and the relative merits of such a transaction. At the conclusion of the meeting, they agreed that a formal presentation by MRV to the full management team of ADVA should be scheduled.

On April 3, 2017, ADVA’s senior management team received a preliminary management presentation prepared by representatives of Cowen on behalf of the Company.
On April 6, 2017, representatives of Cowen, on behalf of the Company, sent an updated presentation to ADVA’s senior management team. After having reviewed such presentation, ADVA’s senior management held a telephone conference with representatives from Cowen on the same day.
On April 6, 2017, representatives of ADVA delivered a preliminary due diligence request list to the Company.
On April 8, 2017, the Company provided responses to ADVA’s due diligence request.
On April 21, 2017, the Company and Cowen held a follow-up conference call with representatives of ADVA to discuss ADVA’s follow-up due diligence questions. Cowen provided a process letter to the representatives of ADVA at this time.
ADVA’s senior management team discussed the possibility of a Potential Transaction internally and performed additional analysis. After such analysis, ADVA’s senior management, with the assistance of the Supervisory Board of ADVA, determined on April 25, 2017 to conduct additional diligence regarding the Company and to explore the feasibility of a Potential Transaction at an appropriate price, including authorizing the submission of a non-binding letter of intent in that regard.
ADVA’s senior management team subsequently provided a non-binding letter of intent on April 26, 2017 to Cowen (as supplemented or revised, the “LOI”). The LOI provided for a Potential Transaction, subject to various terms and conditions, involving the potential acquisition of all of the issued and outstanding shares of the Company at a valuation range of  $9.85 to $10.00 per Share (assuming that levels of total cash of the Company were consistent with those described in the Company’s public filings).
In addition, on April 28, 2017, at the direction of the Company Board and Company management, representatives of Cowen held a conference call with representatives of ADVA to communicate that the Company was seeking a higher offer price range than between $9.85 and $10.00 per share. Cowen communicated that ADVA should re-evaluate and submit an offer at a higher price, as the Company believed ADVA would see find the Company more attractive once it had conducted more due diligence.
After ADVA had conducted some additional due diligence in response to the Company’s request to submit a higher offer, ADVA re-evaluated its proposal and submitted to the Company on April 30, 2017 a revised LOI that provided for an updated valuation range of  $10.00 to $10.50 per Share, (assuming that levels of total cash of the Company were consistent with those described in its public filings) that was subject to further due diligence and a financing contingency.
In the days following the delivery of the LOI, ADVA’s senior management team and employees and other representatives of the Company began a due diligence process focused on commercial matters to better understand the respective prospects and potential profitability of the Company’s businesses and to attempt to substantiate preliminary views of the financial benefits and impacts created by a Potential Transaction.
For this purpose, the Company set up a virtual data room, to which it invited selected employees of ADVA on May 3, 2017.
On May 8, 2017, ADVA commenced a 45-day non-exclusive due diligence period with respect to the Company.
Between May 8 and May 10, 2017, in-person due diligence sessions were held between MRV’s management team and representatives of ADVA at Cowen’s offices in New York, New York.
On May 12, 2017, Hogan Lovells (“HL”), counsel to ADVA, provided the Company with a draft exclusivity agreement (which was never negotiated or executed).
On May 12, 2017, representatives of the Company, including Cowen and Norton Rose Fulbright (“NRF”), counsel to the Company, provided representatives of ADVA, including HL, with a copy of an initial draft of the Merger Agreement with respect to a Potential Transaction. The initial draft of the

Merger Agreement provided by NRF proposed, among other things, an unspecified termination fee that would be payable by the Company to Parent under certain circumstances, including if the Company terminated the Merger Agreement with Parent to accept a superior proposal.
Advisers from HL reviewed the Merger Agreement and conferred with ADVA’s senior management team via telephone conference and electronic mail with respect to certain issues raised in connection with the draft Merger Agreement. In addition, in the weeks that followed representatives of HL and NRF had a number of discussions regarding certain terms of the Merger Agreement.
On May 16, 2017, a quality of earnings diligence session by PricewaterhouseCoopers (“PWC”), a financial accounting advisor to ADVA, including a review of workpapers prepared by Grant Thornton LLP (“Grant Thornton”), the Company’s independent auditor, was held at Grant Thornton’s Los Angeles offices.
On May 16, 2017, Cowen communicated to representatives of ADVA the Company Board’s concerns regarding exclusivity; such concerns included the LOI, including with respect to valuation, the possibility of financing contingency and lack of ADVA board approval at the time.
On May 17 and May 18, 2017, PWC held in-person quality of earnings diligence sessions with the Company’s management at its Los Angeles offices.
On May 19, 2017, Deloitte Touche Tohmatsu Limited (“Deloitte”), ADVA’s tax advisor, held a telephonic United States tax diligence session with the Company’s management.
On May 25, 2017, representatives from HL circulated a revised draft of the Merger Agreement to representatives from NRF. The revised draft proposed, among other things, (i) a termination fee of 4.0% of the equity value of the Company that would be payable by the Company to Parent under certain circumstances, including if the Company terminated the Merger Agreement with Parent to accept a superior proposal and (ii) an expense reimbursement provision capped at $1,750,000 in the event that the Merger Agreement was terminated due to a material breach by the Company or the failure of the Minimum Condition to be satisfied.
On June 1, 2017 representatives of ADVA communicated to representatives of the Company that they were having significant issues supporting an offer in excess of  $10.00 per Share. The issues raised included: the declining revenue and profit of the Company legacy products; the Company revenue forecast and ADVA’s concern regarding customer retention; the level of transaction costs and the impact of those costs on available cash after closing, and the Company’s cash levels in general. The Company responded that they would prepare materials for discussion over a conference call addressing the ADVA concerns, and would provide an update on the revenue synergies that ADVA should be considering.
On June 2, 2017 and June 7, 2017, representatives from HL participated in a telephone conference with representatives from NRF, during which the parties discussed certain material open issues under the Merger Agreement.
On June 3, 2017 representatives of the Company held a conference call with representatives of ADVA and presented the materials the Company provided in response to the June 1, 2017 call between the parties.
After further discussion on June 3, 2017, ADVA’s revised its LOI to provide for an all-cash offer to purchase 100% of the Company’s issued and outstanding shares for $10.00 per Share and assuming that there was at least $21 million in cash and cash equivalents in the Company’s balance sheet. Additionally, Cowen communicated that $10.00 per share is at the lower end of the initially provided range and that the Company would be willing to permit a site visit by representatives of ADVA to its facility in Israel, but was scaling back the level of available due diligence and exposure to key employees at this stage.
On June 5, 2017, representatives of ADVA engaged in discussions with representatives of the Company and indicated that, notwithstanding the Company’s requests to increase its price, ADVA would have trouble agreeing to a higher offer price than $10.00 per Share due to risks it perceived associated with the potential transaction and the Company’s business. Representatives of the Company indicated that the Company would be willing to permit a more fulsome meeting in Israel if ADVA showed a willingness to at least consider a higher price by providing a more attractive letter of intent.

On June 7, 2017, ADVA conducted due diligence meetings with a few key Company employees to discuss operations, inventory and site specific considerations relating to MRV’s operations in Israel at a location close to the Company’s Yokneam, Israel facility. On that day, ADVA also provided an updated letter of intent that included an offer price range of between $10.00 and $10.50 per share.
On June 8, 2017, representatives of ADVA conducted meetings with a few key Company employees to discuss research and development, products and processes/tools at a location close to MRV’s Yokneam, Israel offices. Representatives of ADVA also visited MRV’s Yokneam, Israel facility.
On June 9, 2017, representatives of the Company, ADVA, NRF, HL, Tulchinsky Stern Marciano Cohen Levitski & Co. (ADVA’s Israel counsel) and Goldfarb, Seligman & Co. (the Company’s Israel counsel) held a conference call to discuss due diligence matters relating to MRV’s Israeli subsidiaries. Also on June 9, 2017, representatives of HL and NRF participated in a conference call to discuss material open issues and the contractual conditions to closing the transactions contemplated by the Merger Agreement.
On June 20, 2017, the Company and representatives of ADVA held a call during which the representatives of ADVA indicated that they were having difficulty becoming comfortable with an offer price above $10.00 per Share. The Company suggested that the representatives of ADVA speak with its counsel regarding overall transaction timing and any required regulatory approvals for the transaction, and requested that ADVA not make any decisions (particularly, with regards to price) until the representatives of ADVA had clarity on those matters.
On June 20, 2017, representatives from NRF circulated a revised draft of the Merger Agreement to representatives from HL, which draft addressed a number of issues raised between HL and NRF in connection with their prior discussions. The Merger Agreement provided by NRF proposed, among other things, a termination fee of 3% of the equity value of the Company and removal of Parent’s proposed expense reimbursement provision.
On June 22, 2017, the Company provided draft disclosure schedules to the merger agreement to HL.
On June 22, 2017, representatives of ADVA informed Cowen that they had resolved their questions regarding any required regulatory approvals. During the course of the day, representatives of the Company and ADVA held various conference calls to review outstanding issues. The Company requested that ADVA increase its offer up to at least $10.50 per Share, but representatives of ADVA indicated that they still had significant concerns about the Company’s revenue prospects, declining revenue for legacy products, and customer retention, and therefore they were unwilling to consider a price above $10.00 per Share and, that even at that price, a transaction may not be feasible in light of their concerns.
Also on June 22, 2017 representatives of the Company held a conference call with representatives of ADVA to discuss past, present and forecasted business activity with respect to the Company’s largest customers.
On June 23, 2017, representatives of ADVA communicated to the Company that they continued to struggle with valuation and could not move above an offer price of  $10.00 per Share, citing their prior concerns as well as expected substantial integration costs and questions regarding the Company’s forecasts.
On June 23, 2017, a telephone conference was held between representatives of HL and representatives of NRF to discuss a open issues in connection with the Merger Agreement and the diligence process.
On June 26, 2017, representatives of ADVA reiterated to the Company that it was unwilling to meet its request for a price of at least $10.50 per Share and that it still had significant questions about the business. The Company indicated that it would be willing to accept $10.40 per Share as a compromise, but the representatives of ADVA rejected that as well for their previously stated reasons.
On June 27, 2017, representatives of ADVA communicated to Cowen and the Company that ADVA’s Supervisory Board still had significant concerns about the Company’s business, and again reconfirmed that ADVA was unwilling to offer a price higher than $10.00 per Share.
Representatives of the Company and ADVA held multiple discussions throughout the day of June 28, 2017. Representatives of ADVA again conveyed that its Supervisory Board could not get comfortable with an offer price above $10.00 per Share. Representatives of ADVA also indicated that ADVA had no further room for negotiation regarding the price (including ADVA’s minimum cash assumptions) and that, if this price were not of interest, ADVA would no longer be interested in a Potential Transaction, and that in light of its concerns ADVA might terminate negotiations altogether in any case. After the Company’s Board meeting that day, representatives of the Company informed ADVA that the Company would be willing to proceed with a transaction at $10.00 per Share, subject to the prompt negotiation of an acceptable Merger Agreement.
Later on June 28, 2017, representatives of HL and representatives of NRF participated in a conference call to discuss the outstanding issues in connection with the Merger Agreement as well as the transaction process generally. In addition, a telephone conference was held involving representatives from Cowen, NRF and HL, as well as certain members of the Company’s and ADVA’s management teams, during which, the participants outlined and discussed the open issues and possible ways for resolving those issues and proceeding towards execution of the Merger Agreement.
On June 28, 2017, representatives from HL circulated a revised draft of the Merger Agreement to representatives from NRF, which draft addressed a number of issues raised between HL and NRF in connection with their prior discussions. The Merger Agreement provided by HL proposed, among other things, a termination fee of 3.75% of the equity value of the Company and reinserting Parent’s proposed up to $1,750,000 expense reimbursement provision.
On June 29, 2017, representatives from NRF circulated a revised draft of the Merger Agreement to representatives from HL, which draft addressed a number of issues raised between HL and NRF in connection with their prior discussions. The Merger Agreement provided by NRF proposed, among other things, a termination fee of 3.5% of the equity value of the Company and accepting Parent’s proposed expense reimbursement provision in the event of a termination of the Merger Agreement due to the failure of the Minimum Condition to be satisfied, but reduced Parent’s proposed cap from $1,750,000 to $750,000.
During the course of June 29, 2017, telephone conferences were held between representatives of HL and NRF and representatives of ADVA and the Company to discuss the remaining open issues in the draft Merger Agreement, including, among other terms and provisions, representations with respect to the Company’s customers.
On June 30, 2017 representatives from HL circulated a revised draft of the Merger Agreement to representatives from NRF, which draft addressed a number of issues raised between HL and NRF in connection with their prior discussions, and proposed, among other things, accepting the Company’s proposed termination fee of 3.5% of the equity value of the Company and increasing the expense reimbursement cap from $750,000 to $1,000,000.
On June 30, 2017, the ADVA’s Supervisory Board held a meeting during which, at the request of ADVA’s senior management team, a presentation was made on the Potential Transaction involving the Company, including due diligence findings and a summary of the transaction terms set forth in the Merger Agreement. At such meeting, members of ADVA’s Supervisory Board asked questions and discussed the Potential Transaction with ADVA’s senior management.
On the morning of Sunday, July 2, 2017, the Company and Grant Thornton held a call with representatives of Deloitte to discuss tax due diligence matters related to the Company’s Israeli subsidiaries.
During the course of the next few days telephone conferences were held between representatives of HL and NRF and representatives of Parent and the Company to discuss the status and timing of the transaction and attempt to resolve the few remaining open issues in the draft Merger Agreement.
On July 2, 2017 representatives from NRF circulated a revised draft of the Merger Agreement to representatives from HL, which draft addressed and resolved a number of issues raised between HL and NRF in connection with their prior discussions, including the termination fee and expense reimbursement provisions.
Later on July 2, 2017 representatives from HL circulated a revised draft of the Merger Agreement to representatives from HL, which made only limited revisions and was in a form agreed upon by the parties, subject to approval by ADVA’s Supervisory Board and the Company’s Board.

The Supervisory Board held a follow-up meeting on July 2, 2017 to discuss any remaining questions and developments regarding the transaction, and subsequently unanimously approved the Potential Transaction.
During the course of the day on July 2, 2017, representatives of each of ADVA, the Company, HL and NRF finalized definitive versions of the Merger Agreement and ancillary documents and agreements to be entered into in connection with the Merger Agreement, including certain tender and support agreements and a guaranty issued by Ultimate Parent. The parties then executed and delivered drafts of such agreements, including the Merger Agreement, during the early evening of July 2, 2017, and the Potential Transaction was announced prior to the stock market opening on July 3, 2017.
11.   The Merger Agreement; Other Agreements
Merger Agreement
The Merger Agreement
The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement is only a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Ultimate Parent, Parent and Purchaser.” For a more complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any factual information about Ultimate Parent, Parent, Purchaser or the Company. Such information can be found elsewhere in this Offer to Purchase. For purposes of this Section 11, capitalized terms used but not otherwise defined in this Section 11 shall have the meanings ascribed to such terms in the Merger Agreement.
The Merger Agreement has been filed herewith as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of the Merger Agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of the Company designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk among the parties in the event that a given representation and warranty is inaccurate or a given covenant is not complied with. In addition, such representations, warranties and covenants may have been qualified by certain disclosures set forth only in a confidential Company Disclosure Letter that is not being filed herewith and is not reflected in the text of the Merger Agreement. Furthermore, determinations of the accuracy of such representations and warranties and the performance of such covenants for purposes of the Merger Agreement may be subject to standards of materiality different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, neither stockholders of the Company nor any other person should rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or circumstances of the Company, Ultimate Parent, Parent, Purchaser or any of their respective subsidiaries as of the date of the Merger Agreement or any other date.
The Offer
Principal Terms of the Offer
The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, and in any event on or before July 17, 2017. The Merger Agreement further provides that, on the terms of the Offer and the Merger Agreement and subject to the satisfaction or (if permitted) waiver of the Offer Conditions, Purchaser will accept for payment and pay the Offer Price for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the applicable Expiration Time.
The Merger Agreement provides that, Purchaser expressly reserves the right to waive, in whole or in part, any Offer Condition, at any time and from time to time, including to increase the Offer Price and to make any other changes to the terms and conditions of the Offer, except that, without the prior written consent of the Company, Purchaser is not be permitted to:

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reduce the number of Shares sought to be purchased by Purchaser in the Offer;

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reduce the Offer Price;

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accept for payment or pay for any Share if, as a result, Purchaser would acquire less than the number of Share necessary to satisfy the Minimum Condition or otherwise change, modify or waive the Minimum Condition;

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impose conditions to the Offer in addition to the Offer Conditions or modify or change any Offer Condition in a manner adverse in any material respect to any stockholders of the Company;

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change the form of consideration payable in the Offer;

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extend the Expiration Time other than in the manner permitted or required by the Merger Agreement, which is summarized below under “Extensions of the Offer”;

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terminate the Offer prior to any then schedule Expiration Time other than in the event of a termination of the Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized below in this Section under “Termination of the Merger Agreement”); or

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otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholder of the Company.

Extensions of the Offer
The Merger Agreement provides that Purchaser: (i) shall extend the Offer for any period required by applicable Law (as defined in the Merger Agreement), any interpretation or position of the SEC, the staff thereof or the NASDAQ Stock Market applicable to the Offer and (ii) shall (subject to Parent’s right to terminate Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized below in this Section under “Termination of the Merger Agreement”), in the event that the Offer Conditions are not satisfied or waived (if permitted under the Merger Agreement) as of immediately prior to any then-applicable Expiration Time, extend the Offer for successive extension periods of at least two but not more than ten business days per extension (or any longer period as may be approved in advance by the Company, but otherwise with the length of any such extension to be determined by Parent in its sole and absolute discretion) in order to allow additional time for the Offer Conditions to be satisfied.
The Merger Agreement further provides that, notwithstanding the foregoing, in no event shall Purchaser be required to extend the Offer (A) beyond the first business day immediately prior to the End Date, (B) at any time that Parent or Purchaser is permitted to terminate, or has validly terminated, the Merger Agreement pursuant to Article VIII of the Merger Agreement (which is summarized below in this Section under “Termination of the Merger Agreement”) or (C) beyond October 9, 2017 if, as of such time, the Minimum Condition is not satisfied but each of the other Offer Conditions is satisfied or has been waived.
Schedule 14D-9 and Board Recommendation.
The Merger Agreement provides that the Company will file the Schedule 14D-9 with the SEC contemporaneously with the filing by Purchaser of the Schedule TO. The Merger Agreement provides that the Schedule 14D-9 shall: (i) reflect the terms and conditions of the Merger Agreement; (ii) contain the Company Board Recommendation (subject to the Company Board’s right to make a Company Adverse Recommendation Change under the conditions summarized in this Section 11 under subsection “Change of Recommendation”); (iii) contain and constitute notice to holders of Shares informing such holders of their rights of appraisal in respect of such Shares in accordance with, and containing such other information required by Section 262(d)(2) of the DGCL; (iv) include the written opinion of Cowen, dated as of July 2, 2017; (v) include a summary of the financial analyses conduct by Cowen as the Company’s financial advisor; and (vi) include disclosure of the compensation, if any, paid to Cowen by the Company and any of their respective affiliates, during the two year period prior to the date of the Merger Agreement.
The Merger
Principal Terms of the Merger
The Merger Agreement provides that the Merger will be effected under Section 251(h) of the DGCL without a vote of the Company’s stockholders. The Merger Agreement provides that the Merger will be effected as soon as practicable after the consummation (as defined in Section 251(h) of the DGCL) of the Offer and satisfaction or, to the extent permitted by the Merger Agreement, waiver of the other conditions to Parent’s and Purchaser’s obligations to consummate the Merger.
The Merger Agreement provides that the Merger will be effected by filing with the Secretary of State of the State of Delaware a certificate of merger, duly executed and acknowledged in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”). The Merger Agreement provides that the Merger will become effective upon the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware or at such later time as is agreed to in writing by the Company, Purchaser and Parent and specified in the Certificate of Merger (the “Effective Time”). The Merger Agreement provides that, at the Effective Time, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation (the “Surviving Corporation”).
The Merger Agreement provides that, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted automatically into, and will thereafter represent the right to receive, an amount in cash equal to the Offer Price without interest (the “Merger Consideration”), payable to the holder thereof in accordance with the terms and conditions of the Merger Agreement, except for any Share that is:
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held by the Company as treasury stock or owned by Parent or Purchaser or any of their respective Subsidiaries immediately prior to the Effective Time, in which case such Share will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor; or

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a Dissenting Share (as defined in the Merger Agreement and summarized below).

The Merger Agreement provides that Shares that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Section, “Section 262,” and such Shares, unless and until such time as such stockholder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL, “Dissenting Shares”) will not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder will be entitled to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262. The Merger Agreement provides that, if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the DGCL, such stockholder’s Dissenting Shares shall be treated as if they had been converted into the right to receive, as of the Effective Time, the Merger Consideration payable in respect of each such Share, in accordance with the terms of the Merger Agreement, without any interest thereon and less any applicable withholding taxes, upon surrender of such Certificate formerly representing such Shares or Book-Entry Shares, as the case may be.
Treatment of Company Equity Awards in the Merger.
The Merger Agreement provides that, immediately prior to the Effective Time, any then outstanding option to acquire Shares granted under a Company Stock Plan (as defined below) (each an “Option”) whether or not then otherwise vested or exercisable, shall be cancelled in exchange for the right of the holder of such Option to receive from the Surviving Corporation a cash amount equal to the product of (i) the total number of Shares then still covered by the Option multiplied by (ii) the excess, if any, of  (A) the Merger Consideration over (B) the exercise price per Share under such Option, without any interest thereon and subject to all applicable withholding; provided that if the exercise price per share under any such option is equal to or greater than the Merger Consideration, such Option shall be canceled immediately prior to the Effective Time without any payment or other consideration being made or owed in respect thereof.
The Merger Agreement further provides that, immediately prior to the Effective Time, each then outstanding share of restricted stock issued pursuant to a Company Stock Plan (together with the Options, the “Company Equity Awards”) shall become fully vested and shall participate in the Merger on the same basis as any other outstanding Share.

Pursuant to the Merger Agreement, at or prior to the Effective Time, Parent shall provide, or shall cause to be provided, to the Company or the Surviving Corporation all funds necessary to fulfill the payment obligations with respect to the treatment of the Company Equity Awards in the Merger provided for in the Merger Agreement (which is summarized immediately above).
Company Stock Plans
The Merger Agreement also provides that prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, will adopt such resolutions and take such other actions as are necessary to validly terminate, as of the Effective Time, each of the Company’s 2015 Long-Term Incentive Plan and 2007 Omnibus Incentive Plan (together, the “Company Stock Plans”).
Adjustments to the Offer Price and Merger Consideration
The Merger Agreement provides that, if at any time during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or any stock dividend or stock distribution with a record date during such period, or any similar transaction or any transaction having the effect of any of the foregoing, in each case, in accordance with the prior written consent of Parent, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide Parent and the holders of Shares the same economic effect as contemplated by the Merger Agreement prior to such event.
Representations and Warranties
In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations relating to, among other things: corporate existence and power; subsidiaries; capitalization; corporate authorization; non-contravention; governmental approvals; SEC filings, Sarbanes-Oxley Act and certain disclosure documents; financial statements and internal controls; the Company not having certain undisclosed material liabilities; absence of certain changes; legal proceedings; compliance with applicable laws or regulations; compliance with the U.S. Foreign Corrupt Practices Act and other applicable anti-corruption laws; permits; taxes; material contracts; employee benefit plans; environmental matters; labor and employment matters; intellectual property; no anti-takeover agreements and shareholder rights plans; real and personal property; privacy and data security; insurance policies; interested party transactions; information supplied by the Company for inclusion on Schedule TO and Schedule 14D-9 and related documents; the opinion of the Company’s financial advisor; brokers and other advisor fees; customers and suppliers; and the Company’s products.
In the Merger Agreement, Parent and Purchaser have, jointly and severally, made customary representations and warranties to the Company, including representations relating to, among other things: corporate existence and organization; corporate authorization; non-contravention; information supplied by Parent for inclusion in the Schedule TO and related documents; governmental approvals; legal proceedings, broker and other advisor fees; ownership and operations of Purchaser; financing and availability of funds with respect to the transaction; corporate solvency; Parent and Purchaser not owning any Shares during the three years preceding the date of the Merger Agreement; and absence of certain agreements with any management member or director.
Material Adverse Effect
Some of the representations and warranties contained in the Merger Agreement and the Offer Conditions contained in the Merger Agreement and this Offer to Purchase are qualified by the term, or refer to the concept of a, “Company Material Adverse Effect.”
The Merger Agreement defines a “Company Material Adverse Effect” as any change, event, occurrence, development, circumstance or effect that, individually or in the aggregate, would or would reasonably be expected to (a) impair, prevent or delay in any material respect the ability of the Company to perform its obligations under the Merger Agreement or (b) have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole;

provided, however, that in the case of clause (b) no change, event, occurrence, development, circumstance or effect relating to, arising out of or resulting from the following, either alone or in combination, shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect:
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any condition, change, event, occurrence, development or circumstance or effect in (a) telecommunications equipment business or (b) the United States or global economy;

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any enactment of, change in, or change in interpretation or enforcement of, any Law or GAAP (or other applicable accounting standards) or governmental policy;

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general economic, regulatory, political or business conditions (or changes therein);

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changes, events or occurrences in financial, credit, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index) or any interest rate or exchange rate changes or general financial or capital market conditions, including interest rates, or changes therein;

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any acts of God, hurricanes, earthquakes, floods or other natural disasters, weather conditions, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war;

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the negotiation, execution, announcement or performance of Merger Agreement or the announcement, pendency of or performance of the Transactions, including by reason of the identity of Parent;

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any action required to be taken pursuant to the terms of Merger Agreement or with the written consent of Parent or Purchaser;

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any change in the market price, or change in trading volume, of the capital stock of the Company (provided that the underlying cause of such change in price or trading volume may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect);

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any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, or forecasts for any period (provided that the underlying cause of such failure to meet earnings estimates, financial projections, or forecasts may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect); and

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any legal or administrative proceeding, claim, suit or action against the Company, any of its Subsidiaries or any of their respective officers or directors brought by a Governmental Authority and pending after the date hereof, in each case, solely relating to the execution of the Merger Agreement or the announcement, pendency or performance of the Transactions;

provided that (1) any change, event, occurrence, development, circumstance or effect set forth in any of the first five items listed above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such change, event, occurrence, development, circumstance or effect has a disproportionate adverse effect on business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, in relation to other participants in the telecommunications equipment business in the United States, and (2) the underlying cause of any failure referred to in the eighth and ninth items listed above shall be taken into account in determining whether there has been or is a Company Material Adverse Effect.
Covenants
Operating Covenants
The Merger Agreement provides that, except as expressly contemplated by the Merger Agreement or as required by applicable Law, during the period from the date of the Merger Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course and use commercially reasonable efforts to preserve intact in all material respects its assets, properties and present lines of business, maintain its rights and franchises and maintain existing relationships and goodwill with governmental authorities, employees, customers, suppliers and other Persons having material business relationships with the Company or any of its Subsidiaries.
The Merger Agreement also provides that, without limiting the foregoing, except as expressly contemplated by the Merger Agreement or required by applicable Law, between the date of the Merger Agreement and the earlier of the valid termination of the Merger Agreement and the Effective Time, the Company shall not, and shall cause each of its subsidiaries not to:
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issue, sell, deliver, pledge or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for (A) the issuance of Shares required to be issued upon exercise or settlement of Options granted pursuant to a Company Stock Plan prior to the date of the Merger Agreement, and (B) transactions solely among the Company and its wholly-owned Subsidiaries;

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redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date of the Merger Agreement as disclosed by the Company in the Company Disclosure Letter or (B) in connection with withholding to satisfy tax obligations with respect to the Company Equity Awards, acquisitions in connection with the forfeiture of equity awards and acquisitions in connection with the net exercise of Options;

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declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company or adjust, split, combine, subdivide, recapitalize or reclassify any shares of its capital stock;

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incur any Indebtedness in an outstanding principal amount in excess of  $1.0 million in the aggregate, except for (A) borrowings in the ordinary course of business consistent with past practice and not to exceed $500,000 in the aggregate or (B) intercompany Indebtedness solely among the Company and any of its wholly-owned Subsidiaries;

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sell, assign, license, mortgage, pledge, dispose of, allow to lapse or expire, encumber or otherwise transfer, any of the Company or its subsidiaries’ properties or assets, or lease, sublease, or otherwise grant rights of occupancy to any Leased Real Property, except (A) sales of inventory in the ordinary course of business, or (B) dispositions in the ordinary course of business of inventory, equipment or other assets that are not material that are no longer used or useful in the conduct of business of the Company or any of its Subsidiaries or (C) transfers solely among the Company and its Subsidiaries;

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make capital expenditures in excess of  $1.0 million in the aggregate for the Company and its Subsidiaries taken as a whole, except as budgeted in the Company’s fiscal 2017 budget that was made available to Parent;

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make any acquisition (including by merger, consolidation or acquisition of stock or assets) of the capital stock or a material portion of the assets of any other Person;

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establish adopt, enter into or amend any Company Plan (other than amendments made in order to comply with applicable law or regulation), increase in any material respect the compensation of or benefits available to any of the Company Employees; enter into any employment, retention, change in control, deferred compensation, severance, termination, special pay, consulting, non-competition or similar agreement or arrangement with any Company Employee (or amend or modify any such agreement or arrangement); or terminate (other than for cause) any Company Employee, except as required pursuant to applicable Law or the terms of any Company Plans or other employee benefit or incentive plans or arrangements in effect on the date of the Merger Agreement; (B) hire, engage or promote any employees, consultants or contractors, other than to replace (on an at-will basis, without any obligation for severance, and at an annualized rate of base compensation not in excess of  $100,000), an employee whose employment terminates after the date of the Merger Agreement; (C) transfer any employees, or change the employment status or titles or terms of employment of any employees; (D) increase the salary or other compensation (of any type or form) payable or to become payable by the Company or any of its Subsidiaries to any of their current or former employees, consultants, contractors, or advisers, (E) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof; (F) reprice any right to acquire Company Securities or Company Subsidiary Securities or amend or accelerate or waive any vesting terms related to any award of, or award with respect to, any Company Securities or Company Subsidiary Securities held by any such Person, or (G) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of its Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);
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negotiate, enter into, modify or terminate any Collective Bargaining Agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the business;

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make any material change to its methods of accounting, except as required by GAAP (or any interpretation thereof) or Regulation S-X under the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

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(A) settle or compromise any material tax claim, audit or assessment (other than a tax liability with respect to which the Company and/or its Subsidiaries is fully indemnified, or regarding tax liabilities of less than $100,000 in the aggregate), (B) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (C) amend any material tax returns or file claims for material tax refunds, (D) enter into any closing agreement, surrender in writing any right to claim a tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or its Subsidiaries, or (E) seek any tax ruling from any Governmental Authority (except regarding tax liabilities of less than $100,000 in the aggregate);

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waive, settle, satisfy or compromise (or propose to do any of the foregoing) any Legal Proceeding or other proceeding or dispute other than such settlement, offer, waiver, compromise or proposal that (A) does not involve the payment by or on behalf of the Company or any of its Subsidiaries in excess of  (x) $500,000 in any individual instance or (y) $1.0 million in the aggregate, and (B) does not, or would not reasonably be expected to, involve any injunctive or other non-monetary relief or impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

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enter into or amend or modify in any material respect, or consent to the termination of  (other than at its stated expiry date), any Company Material Contract or any lease or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or lease with respect to real estate hereunder;

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amend the certificate of incorporation and by-laws of the Company or organizational documents of any Subsidiary of the Company;

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adopt a plan or agreement of complete or partial liquidation or dissolution;

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sell, transfer, license (except non-exclusive licenses to customer granted in the ordinary course of business, consistent with past practice), assign or otherwise dispose of or permit the expiration or lapse of any Company IP;

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(i) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each a “Commitment”) for the acquisition of any real property, including the acquisition of equity securities in an entity that holds any such real property, or other transaction, or amend or modify any Commitment in any material respect; (ii) commence construction of, or enter into any Commitment to develop or construct any real estate projects, including with respect to the real property or (iii) modify, amend, terminate, prepay or repurchase or enter into any Commitment to modify, amend, terminate, repurchase or prepay any indebtedness of the Company secured by Liens on any real property;

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enter into any agreement granting any Person any rights of first refusal, any options or any similar rights for the purchase, leasing or occupancy of any real property or any portion thereof or interest therein;

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materially modify its written privacy policies or the operations or security of its material IT Systems except as required by Law or in a manner that enhances protection or security;

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take any action that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or any of its Subsidiaries of the Transactions; or

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agree in writing to take any of the foregoing actions.

No Solicitation and Superior Proposal Provisions
The Merger Agreement provides that the Company shall, and shall cause its Subsidiaries to, and shall instruct and cause its and its Subsidiaries’ Representatives to, immediately cease all existing discussions or negotiations with, and cease providing due diligence access to, any Person conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal (as defined below). The Merger Agreement further provides that, from the date of the Merger Agreement until the earlier of the Offer Closing or the date on which the Merger Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries, directors, officers and employees not to, and shall not authorize or permit any of its or its Subsidiaries other Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any Takeover Proposal or the making or consummation thereof or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Takeover Proposal, (ii) enter into, engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Takeover Proposal, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (iii) approve or recommend, or make any public statement approving or recommending, a Takeover Proposal, (iv) enter into any letter of intent, merger agreement or other agreement providing for a Takeover Proposal, (v) submit any Takeover Proposal to a vote of the stockholders of the Company, (vi) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (vii) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL or (viii) resolve or agree to do any of the foregoing.
The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement which are summarized in the preceding paragraph or anything else to the contrary in the Merger Agreement, if at any time prior to the Offer Closing, the Company or any of its Subsidiaries, or any of its or their respective Representatives, receives an unsolicited, bona-fide written Takeover Proposal from any Person or group of Persons, which Takeover Proposal did not result from a breach of such provisions, the Company, the Company Board (or a duly authorized committee thereof) and their Representatives may engage in negotiations and discussions with, and furnish any information and other access to, any Person making such Takeover Proposal and any of its Representatives or potential sources of financing but, in each case, only if the Company Board (or duly authorized committee thereof) first determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal (as defined below) and that not taking such action would be inconsistent with its fiduciary duties under applicable Law; provided that prior to furnishing any material non-public information to any such Person, the Company receives from the Person making such Takeover Proposal an Acceptable Confidentiality Agreement.
The Merger Agreement further provides that, the Company will notify Parent in writing (i) promptly (but in no event more than 48 hours) of the receipt of any such Takeover Proposal, or of any inquiry, offer or proposal that would reasonably be expected to lead to, or any request for non-public information in connection with, a Takeover Proposal and will communicate the material terms of any such Takeover Proposal inquiry, offer or proposal (including the identity of the Person making such Takeover Proposal inquiry, offer or proposal) to Parent and will keep Parent reasonably apprised of the status of any such Takeover Proposal (including a change in the price or any material terms or scope thereof) and (ii) at least three (3) Business Days prior to taking any of the actions described in the preceding sentence and at least three (3) Business Days prior to the convening of any meeting of the Company Board (or any committee thereof) to consider any Takeover Proposal or taking any such action. The Company shall promptly provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to such Person (to the extent such information was not previously provided to Parent or its Representatives).
As defined in the Merger Agreement, “Takeover Proposal” means any bona fide inquiry, proposal or offer from any Person (other than Parent, Purchaser and any of its Affiliates) or “group” (as such term is defined in the Exchange Act) to purchase or otherwise acquire, in a single transaction or series of related transactions, (i) assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) that account for 20% or more of the Company’s consolidated assets (based on the fair market value thereof) or from which 20% or more of the Company’s revenues or earnings on a consolidated basis are derived, (ii) 20% or more of the outstanding Shares pursuant to a merger, consolidation, amalgamation or other business combination, sale of shares of capital stock, tender offer, exchange offer, share exchange, share repurchase reorganization, recapitalization, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries or (iii) any direct or indirect acquisition or transaction, including any tender offer or exchange offer which, if consummated would result in the stockholders of the Company immediately preceding such transaction holding less than 80% of the equity in the Company or the surviving or resulting entity of such transaction immediately following such transaction, or any combination of the foregoing.
As defined in the Merger Agreement, “Superior Proposal” means any bona fide, written Takeover Proposal which did not arise from a breach of Section 6.3 of the Merger Agreement (the provisions of which are summarized above in this subsection entitled “No Solicitation and Superior Proposal Provisions” and below under “Change of Recommendation”) made by a third party, which Takeover Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors, to be more favorable to the holders of Shares (including from a financial point of view) than the Transactions (after taking into account any revisions to the Merger Agreement set forth in any written, binding and irrevocable offer by Parent capable of being accepted by the Company), taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and the Merger Agreement that the Company Board considers relevant including taking into account at the time of such determination (i) any changes to the terms of the Merger Agreement that as of that time had been proposed by Parent in writing and (ii) the ability and timing of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation and timing of obtaining required approvals); provided, for purposes of the definition of Superior Proposal, clause (ii) of the definition of Takeover Proposal shall be disregarded unless any such action described in such clause (ii) would result in the consequences described in clause (iii) of the definition of Takeover Proposal; provided that for purposes of the definition of Superior Proposal, the references to “20% or more” in the definition of Takeover Proposal shall be deemed to be references to “50% or more”, and references to “less than 80%” shall be deemed to be references to “50% or less”.
Change of Recommendation
The Merger Agreement provides that, except as provided below, the Company and the Company Board shall not (i) (A) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw,

amend or modify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation, (B) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, to the stockholders of the Company a Takeover Proposal or Superior Proposal, (C) fail to include the Company Board Recommendation in the Schedule 14D-9 or any amendment thereof when disseminated to the Company’s stockholders, (D) fail to reject and recommend against any Takeover Proposal or any tender offer or exchange offer for Shares (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Takeover Proposal) within ten (10) Business Days after the making public thereof, or failing to publicly reconfirm the Company Board Recommendation within two (2) Business Days after any request from Parent to do so, (E) make any public statement inconsistent with the Board Recommendation or (F) resolve or agree to take any of the foregoing actions (any of the foregoing actions being referred to as a “Company Adverse Recommendation Change”), (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) or (iii) resolve or agree to change or modify the election that the Merger Agreement and the Merger be governed pursuant to Section 251(h) of the DGCL.
The Merger Agreement provides that, notwithstanding the provisions of the Merger Agreement summarized above in this subsection entitled “Change of Recommendation”, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change in response to either (x) a Superior Proposal or (y) an Intervening Event (as defined below) (and, solely with respect to a Superior Proposal, terminate the Merger Agreement pursuant to the Superior Proposal Termination Right (as defined below in this Section under “Termination of the Merger Agreement”)), if:
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the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (after taking into account all adjustments to the terms of the Merger Agreement that may be offered by Parent pursuant to the provisions of the Merger Agreement summarized below in this subsection entitled “Change of Recommendation”);

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solely with respect to a Superior Proposal: (A) the Company provides Parent prior written notice of its intent to make any Company Adverse Recommendation Change or terminate the Merger Agreement pursuant to the terms thereof, together with a copy of the acquisition agreement (and any other relevant transaction documents) with respect to such Superior Proposal, if any, at least five (5) Business Days prior to taking such action, to the effect that the Company Board has received a Superior Proposal and, absent any revision to the terms and conditions of the Merger Agreement, the Company Board has resolved to effect a Company Adverse Recommendation Change or to terminate the Merger Agreement pursuant to the terms thereof, which notice shall include the identity of the Person making such inquiry, proposal or request and specify in reasonable detail the basis for such Company Adverse Recommendation Change or termination, including the material terms and conditions of the Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Company Adverse Recommendation Change and that any material revision or amendment to the terms of such Superior Proposal shall require a new written notice and, in such case, a new five (5) Business Day notice period), (B) during such five (5) Business Day period, if requested by Parent, the Company shall have made its Representatives reasonably available to discuss with Parent’s Representatives, and shall have negotiated in good faith with Parent and its Representatives (to the extent Parent desires to negotiate), any proposed modifications to the terms and conditions of the Merger Agreement so that such Takeover Proposal would cease to constitute a Superior Proposal, (C) Parent has not, within such five (5) Business Day period, made a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of the Merger Agreement such that such Takeover Proposal, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed in writing by Parent), would cease to constitute a Superior Proposal and (D) the Company Board, after taking into account any modifications to the terms of the Merger Agreement and the Transactions agreed to by Parent and Purchaser after receipt of such notice, continues to believe that such Takeover Proposal constitutes a Superior Proposal; and
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solely with respect to any Intervening Event: (A) at least five (5) Business Days before making a Company Adverse Recommendation Change with respect to such Intervening Event, the Company notifies Parent in writing of its intention to do so, specifies the reasons therefor and provides a reasonably detailed description of such Intervening Event; and (B) if Parent makes a written, binding and irrevocable offer capable of being accepted by the Company during such five (5) Business Day period to alter the terms or conditions of the Merger Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of the Merger Agreement as proposed by Parent, continues to determine in good faith (after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of the Merger Agreement proposed in writing by Parent)) that the failure to make such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law.

As defined in the Merger Agreement, “Intervening Event” means a material event, development or change in circumstance that was not actually known, or reasonably foreseeable, to the Company Board prior to the execution of the Merger Agreement, which material event, development or change in circumstance becomes known to the Company Board prior to the Offer Closing; provided, that in no event shall any of the following constitute an Intervening Event: (A) the receipt, existence or terms of a Takeover Proposal; (B) any matter relating thereto or consequence thereof or (C) any fact, event, change, development or set of circumstances that resulted from or arose out of the announcement, pendency or consummation of the Offer or the Merger.
The Merger Agreement provides that nothing contained in the Merger Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with applicable Law, (iii) informing any Person of the existence of the provisions contained in Section 6.3 of the Merger Agreement (which is summarized herein in subsections “No Solicitation and Superior Proposal Provisions” and “Change of Recommendation”), (iv) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company). No disclosures under Section 6.3(e) of the Merger Agreement shall be, in themselves, a breach of Section 6.3 of the Merger Agreement or a basis for Parent to terminate the Merger Agreement pursuant to the terms thereof; provided, that any such disclosure pursuant to clauses (i) or (ii) above shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.
Access to Information
The Merger Agreement provides that, subject to applicable Laws relating to the exchange of information, from the date of the Merger Agreement until the earlier of the Effective Time or the date on which the Merger Agreement is terminated in accordance with its terms, the Company shall afford Parent and its Representatives reasonable access during normal business hours to the Company’s properties, books, Contracts, records, consultants, officers and employees and the Company shall furnish promptly to Parent such information concerning its business and properties as Parent may reasonably request; provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; and provided, further, that the Company shall not be obligated to provide such access or information to Parent if the Company determines, in its reasonable judgment following consultation with outside counsel, that doing so would violate applicable Law or would jeopardize the protection of the attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive personal information. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use commercially reasonable efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, including by providing such information in redacted form as necessary to comply with such Law or otherwise make appropriate substitute disclosure arrangements to the extent possible.
The Merger Agreement further provides that, until the Effective Time, the information provided pursuant to the provisions of the Merger Agreement summarized in this Section “Merger Agreement” will be subject to the terms of the Confidentiality Agreement (which is summarized below under subsection “Other Agreements — Confidentiality Agreement”) and, to the extent provided in the Confidentiality Agreement, Parent shall not, and Parent shall cause its Representatives not to, use such information for any purpose unrelated to the Consummation of the Transactions.
Notice of Certain Events
The Merger Agreement provides that, each of the Company and Parent shall give prompt written notice to the other party if any of the following occur after the date of the Merger Agreement: (i) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the Transactions; (ii) receipt of any notice or other material communication in writing from any Governmental Authority or the NASDAQ Stock Market in connection with the Transactions; or (iii) such party becoming aware of the occurrence or non-occurrence of an event that would reasonably be expected to materially prevent or delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to (A) the Offer set forth on Exhibit A attached to the Merger Agreement (i.e., the Offer Conditions) or (B) the Merger set forth in Article VII of the Merger Agreement not being satisfied.
Director and Officer Indemnification
The Merger Agreement provides that, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, and officer of the Company or any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable and documented fees and expenses of legal counsel) in connection with any actual or threatened claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Merger Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume, honor and fulfill in all respects all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the Company Charter Documents and the respective organizational documents of each of the Company’s Subsidiaries as currently in effect as of the date of the Merger Agreement. Without limiting the foregoing, at the Effective Time for a period of not less than six (6) years immediately following the Effective Time, the Surviving Corporation shall, or Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and by-laws of the Surviving Corporation, and the organizational documents of each Subsidiary of the Surviving Corporation, to include comparable provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable in the aggregate to the Indemnitees than as set forth in the Company Charter Documents or such Subsidiary’s organizational documents in effect on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would materially adversely affect the rights thereunder in the aggregate of the Indemnitees except as required by applicable Law.
The Merger Agreement provides that, for a period of not less than six (6) years immediately following the Effective Time, to the extent required by the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements, Parent shall, or shall cause the Surviving Corporation to, pay and advance to an Indemnitee any expenses (including reasonable and documented fees and expenses of legal counsel) in connection with any Claim relating to any acts or omissions described in the preceding paragraph, as and when incurred to the fullest extent permitted under applicable Law, such payment or advance to be made within thirty (30) days after receipt by Parent of a written request therefor; provided that the person to whom expenses are advanced provides an undertaking to repay such expenses (but only to the extent required by applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company or applicable indemnification agreements and which advances and undertaking shall be unsecured and interest free). Any determination required to be made with respect to whether an Indemnitee’s conduct complies with an applicable standard under applicable Law, the Company Charter Documents, applicable organizational documents of Subsidiaries of the Company, or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel selected by Parent.
The Merger Agreement further provides that, for a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto (which amounts are set forth, and identified by policy name, policy number and the amount of coverage and annual premium, on Section 6.8(c) of the Company Disclosure Letter delivered pursuant to the Merger Agreement), but in such case shall purchase as much coverage as reasonably practicable for such amount; and provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be required to spend during such six—year period, that provides coverage not materially less favorable in the aggregate than the coverage described above.
Reasonable Best Efforts to Consummate the Merger; Regulatory Filings
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, each of the Company, Parent and Purchaser shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings, if any, under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing, if any, under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings, if any, under Antitrust Laws, including with respect to, (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration or termination of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (v) make all necessary notices to and obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as reasonably practicable (but in any event on or prior to the End Date). For purposes hereof, “Antitrust Laws” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. The Merger Agreement provides that, in furtherance and not in limitation of the foregoing, each of the Company, Parent and Purchaser agrees to (A) supply as soon as reasonably practical any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with Section 6.4 of the Merger Agreement as are necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable.
The Merger Agreement provides that, the Company, Parent and Purchaser shall, (i) reasonably promptly notify the other parties hereto of, and if in writing, furnish the others with copies of  (or, in the case of oral communications, advise the others of the contents of) any communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed on a timely basis of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of Parent and the Company may designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the non-public information.
The Merger Agreement further provides that, in furtherance and not in limitation of the provisions summarized in this subsection, Parent and Purchaser shall use their respective reasonable best efforts to take steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties hereto to close the Transactions as soon as practicable (and in any event no later than one (1) Business Day prior to the End Date).
The Merger Agreement further provides that, in furtherance and not in limitation of the foregoing, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, the parties hereto shall use their respective reasonable best efforts to avoid or resolve any such litigation, action or proceeding and each of the Company, Parent and Purchaser shall cooperate with each other in good faith and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable and in any event no later than one (1) Business Day prior to the End Date.
Public Announcements
The Merger Agreement provides that, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review, comment upon and approve, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and written approval of Parent, Purchaser or the Company, as the case may be (which approval shall not be unreasonably withheld), except as such party may reasonably conclude in good faith, after consultation with outside counsel, that is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, that such provisions do not apply to any public statement made by the Company in connection with a Company Adverse Recommendation Change made in accordance with the conditions summarized in this Section 11 under subsection “Change of Recommendation.”
Section 16 Matters
The Merger Agreement provides that, prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Transactions by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
Employment and Employee Benefits
The Merger Agreement provides that, for a period of at least one (1) year following the Effective Time, Parent and the Surviving Corporation shall provide, or shall cause to be provided, to each Company

Employee who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and not subject to a collective bargaining agreement, (A) cash compensation (including base salary, base wages, commissions, and cash incentive compensation opportunities) that is at least equal to the cash compensation provided to such Company Employee as in effect immediately prior to the Effective Time; and (B) employee benefits (excluding equity compensation, defined benefit pension benefits and any change of control or transaction related payments or benefits) that, in each case, are substantially no less favorable in the aggregate than what is provided or made available to, or otherwise in effect with respect to, such Company Employee immediately prior to the Effective Time. In addition, (i) Parent and the Surviving Corporation shall provide or shall cause to be provided to each Company Employee whose employment terminates during the one (1) year period following the Effective Time with severance benefits at levels and on terms substantially no less favorable than such Company Employee would have been entitled to receive pursuant to the terms of the Company’s severance policies as set forth on Section 6.11(a) of the Company Disclosure Letter delivered pursuant to the Merger Agreement, and (ii) such severance benefits shall be determined taking into account the service crediting provisions set forth in Section 6.11(b) of the Merger Agreement (which are summarized in the paragraph immediately below).
The Merger Agreement further provides, for all purposes (including vesting, eligibility to participate and level of severance and other benefits based upon credited service, but not for purposes of defined benefit pension plan accrual) under the employee benefit plans of Parent and its Subsidiaries providing welfare, retirement, severance and vacation or paid-time off benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her period of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time. In addition, and without limiting the generality of the foregoing, with respect to any New Plans that are “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans if and to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing any group coverage, all pre-existing condition and other limitations, exclusions and requirements of such New Plan shall be waived for, or deemed satisfied by such Company Employee and his or her covered spouse and dependents, to the extent permitted under such New Plan and such limitations, exclusions or requirements were satisfied, no longer applicable or waived under the comparable Old Plans prior to the Effective Time, and (iii) any eligible expenses paid or incurred by any Company Employee and his or her covered spouse and dependents during the portion of the plan year of an Old Plan ending on the date such Company Employee’s participation in a corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered spouse and dependents for the applicable plan year as if such amounts had been paid or incurred under the New Plan.
As defined in the Merger Agreement, “Company Employee” means each person who is an employee of the Company or any of its Subsidiaries immediately prior to the date of the Merger Agreement.
The Merger Agreement further provides that, notwithstanding anything to the contrary contained in the Merger Agreement, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations binding on the Company and its Subsidiaries under any employment, retention, transaction bonus, separation, change in control or other similar agreement or arrangement made by the Company with or for the benefit of any employee in accordance with their terms as in effect immediately before the Effective Time that are set forth on Section 6.11(c) of the Company Disclosure Letter delivered pursuant to the Merger Agreement.
Stock Exchange Delisting and Deregistration
The Merger Agreement provides that, each of the Company and Parent shall take such actions reasonably required to cause the Shares to be de-listed from the NASDAQ Stock Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.
Conditions to the Merger
The Merger Agreement provides that the respective obligations of Parent, Purchaser and the Company to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Law) on or prior to the Closing Date of the following conditions: (i) no Law, Order, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal (each, a “Legal Merger Restraint”) and (ii) Purchaser (or Parent on Purchaser’s behalf) shall have previously accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.
Termination of the Merger Agreement
Rights to Terminate the Merger Agreement
The Merger Agreement provides that, the Merger Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company):
•
by the mutual written consent of the Company and Parent; or

•
by either of the Company or Parent:

•
if  (x) the Offer shall have been terminated in accordance with its terms or (y) the Offer Closing shall not have been consummated on or before 11:59 pm on the End Date; provided, however, that such right to terminate the Merger Agreement shall not be available to a party if the failure of the Offer Closing to have been consummated on or before the End Date was primarily due to the failure of such party to timely perform any of its obligations under the Merger Agreement (such termination right, the “End Date Termination Right”); or

•
if any Legal Merger Restraint shall be in effect and shall have become final and non-appealable; provided, however, that such right to terminate the Merger Agreement shall not be available to a party if the issuance of such final, non-appealable Legal Merger Restraint was primarily due to the failure of such party to timely perform any of its obligations under the Merger Agreement; or

•
by Parent:

•
if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would give rise to the failure of the Representation Accuracy Condition or the Covenant Performance Condition of the Offer Conditions (which are defined and summarized in Section 15 — “Conditions to the Offer”), and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice thereof from Parent; provided that Parent shall not have such right to terminate the Merger Agreement if it is then in material breach of any representation, warranty, covenant or other agreement hereunder which would give the Company the Purchaser Breach Termination Right (as defined below) (such termination right, the “Company Breach Termination Right”);

•
if there has occurred a Triggering Event, which is defined in the Merger Agreement to mean that (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company fails to include the Company Board Recommendation in the Schedule 14D-9, (C) the Company shall have entered into a Contract providing for the consummation of a transaction contemplated by a Takeover Proposal or (D) the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.3 of the Merger Agreement (which is summarized above in subsection “No Solicitation and Superior Proposal Provisions”) (such termination right, the “Triggering Event Termination Right”); or

•
if each of the Offer Conditions is satisfied or has been waived, but the Minimum Condition is not satisfied at such time, as of immediately prior to any then-applicable Expiration Time that is forty (40) Business Days or more after the initial Expiration Time (such termination right, the “Tender Failure Termination Right”); or

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by the Company:

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if, prior to the Offer Closing, Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) is incapable of being cured by the End Date, or if curable, has not been cured within thirty (30) calendar days after its receipt of written notice thereof from the Company and (ii) would reasonably be expected to prevent, materially impede or materially delay the consummation when required by Parent or Purchaser of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided that the Company shall not have such right to terminate the Merger Agreement if it is then in material breach of any representation, warranty, covenant or other agreement hereunder which would give Parent or Purchaser the right to terminate the Merger Agreement pursuant to the Company Breach Termination Right (such termination right, the “Purchaser Breach Termination Right”); or

•
if prior to the Offer Closing, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 6.3 of the Merger Agreement (which is summarized above in subsection “No Solicitation and Superior Proposal Provisions”); provided that such right to terminate the Merger Agreement shall not be available to the Company unless the Company pays or has paid the Termination Fee (as defined below) to Parent or caused the Termination Fee to be paid to Parent concurrently with such termination and otherwise in accordance with Section 8.3 of the Merger Agreement (which is summarized below in subsection “Termination Fee and Expenses”); provided further that the Company enters into such definitive agreement for such transaction that is a Superior Proposal simultaneously with such termination of the Merger Agreement (such termination right, the “Superior Proposal Termination Right”).

Effect of Termination
The Merger Agreement provides that, in the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void (other than the provisions of the Merger Agreement summarized in this subsection “Termination of the Merger Agreement”, all of which shall survive termination of the Merger Agreement), and there shall be no liability on the part of Parent, Purchaser or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 8.3 of the Merger Agreement (which is summarized below in subsection “Termination Fee and Expenses”) (including the limitations on liability contained therein), none of Parent, Purchaser or the Company shall be relieved or released from any liabilities or damages arising out of  (A) any breach of its obligations under the Merger Agreement, (B) its fraud or willful misconduct or (C) willful or intentional breach of its representations or warranties set forth the Merger Agreement.
Termination Fee and Expenses
The Merger Agreement provides that, except as provided in Section 8.3 of the Merger Agreement (which is summarized immediately below), whether or not the Offer or the Merger are consummated, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses.
The Merger Agreement provides that the Company will be required to pay Parent a fee in an amount equal to $2,410,000 (the “Termination Fee”):
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in the event that the Merger Agreement is terminated by the Company pursuant to the Superior Proposal Termination Right, prior to or substantially simultaneously with (and in no event later than the day of such termination) such termination the Company shall pay or cause to be paid to and as directed by Parent the Termination Fee;

•
in the event that the Merger Agreement is terminated by Parent pursuant to the Triggering Event Termination Right, the Company shall pay or cause to be paid to and as directed by Parent the Termination Fee within one (1) Business Day of such termination; or

•
in the event that the Merger Agreement is terminated by the Company or Parent pursuant to the End Date Termination Right or by Parent pursuant to the Company Breach Termination Right or the Tender Failure Termination Right and, (A) after the date hereof but prior to such termination, a Takeover Proposal shall have been publicly disclosed and (B) within twelve (12) months of the date the Merger Agreement is terminated, the Company enters into a definitive agreement that provides for a Takeover Proposal or a Takeover Proposal is consummated (provided that for purposes of clause (B) of this paragraph, the references to “20%” and “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then, the Company shall pay or cause to be paid to, and as directed by, Parent the Termination Fee on the date that is the earlier of the Company entering into such definitive agreement or consummating such Takeover Proposal.

The Merger Agreement provides that, in the event that the Merger Agreement is terminated (i) by Parent pursuant to the Tender Failure Termination Right or (ii) by Parent or the Company pursuant to the End Date Termination Right and the Minimum Condition has not been satisfied prior to such termination, then, in each case, the Company shall pay to, and as directed by, Parent, all of the Expenses of Parent and Purchaser. As used herein, “Expenses” shall mean all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $1,000,000 in the aggregate, incurred by a party hereto or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of the Merger Agreement, the filing of any required notices under applicable Laws or other regulations and all other matters related to the Transactions, including the Merger. Any amounts paid by a party pursuant to the provisions of the Merger Agreement summarized in this paragraph shall be credited towards any Termination Fee subsequently payable by such party.
Amendment of the Merger Agreement
The Merger Agreement provides that, subject to applicable Law and except as otherwise provided in the Merger Agreement, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after the Offer Closing, by written agreement signed by each of Parent, Purchaser and the Company; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and, provided further that no amendments shall be made which by Law requires approval by the holders of Shares without obtaining such approval.
Specific Performance of the Merger Agreement
The Merger Agreement provides that, each of Parent, Purchaser and the Company agree that, if for any reason Parent, Purchaser or the Company shall have failed to perform its obligations under the Merger Agreement or otherwise breached the Merger Agreement, then the party seeking to enforce the Merger Agreement against such nonperforming party under the Merger Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.
Other Agreements
Tender and Support Agreements
The following is a summary of the material provisions of the Tender and Support Agreements (as defined below). The following description of the Tender and Support Agreements is only a summary and is qualified in its entirety by reference to the form of Tender and Support Agreements, a copy of which is filed as Exhibit (d)(2) of the Schedule TO and is incorporated herein by reference. For a complete understanding of the Tender and Support Agreements, you are encouraged to read the full text of the form of Tender and Support Agreements. For purposes of this subsection “Tender and Support Agreements”, capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Tender and Support Agreements.

In connection with the Offer and Merger, and concurrently with entering into the Merger Agreement, Parent and Merger Sub entered into Tender and Support Agreements, dated as of July 2, 2017 (the “Tender and Support Agreements”), with Raging Capital Management, LLC (“RCM”), Kenneth H. Traub, Robert M. Pons, Mark J. Bonney, Brian Bellinger, Jeannie H. Diefenderfer, Jeffrey Tuder, Stephen G. Krulik, and Adam L.A. Scheer (each, a “Supporting Stockholder”). The Tender and Support Agreements obligate the Supporting Stockholders to tender their Shares into the Offer and otherwise support the transactions contemplated by the Merger Agreement as further described below.
As of July 2, 2017, RCM beneficially owned 2,136,864 Shares, which represent approximately 31.37% of all outstanding Shares as of July 2, 2017. Messrs. Traub, Pons, Bonney, Bellinger, Tuder, Krulik, Scheer and Mrs. Diefenderfer beneficially owned, as of July 2, 2017, an aggregate of 386,258 Shares (including Shares that may be issued under Options that are exercisable for or may become vested and settled for Shares within 60 days of July 2, 2017 in accordance with Rule 13d-3 under the Exchange Act), which represent approximately 5.67% of Shares that are issued and outstanding and all additional Shares that are deemed outstanding for purposes of calculating each such Supporting Stockholders’ percentage ownership as of July 2, 2017, in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act. Accordingly, the Supporting Stockholders beneficially owned an aggregate of 2,523,122 Shares, which represent approximately 37% of all issued and outstanding Shares and all additional Shares that are deemed outstanding for purposes of calculating each such Supporting Stockholders’ percentage ownership as of July 2, 2017, in accordance with Rule 13d-3(d)(1)(i) under the Exchange Act.
The Tender and Support Agreements provide that, the Supporting Stockholders will promptly (and, in any event, not later than seven (7) Business Days after the commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding Shares beneficially owned (determined in accordance with Rule 13d-3 under the Exchange Act) by each Supporting Stockholder. The Tender and Support Agreement further provide that, the Supporting Stockholders will not withdraw, and not cause or permit to be withdrawn, any Shares from the Offer unless and until (A) the Offer expires without Purchaser having accepted for payment the Shares tendered into the Offer or (B) the Supporting Stockholders’ respective the Tender and Support Agreement is terminated in accordance with such Supporting Stockholder’s Tender and Support Agreement.
The Tender and Support Agreements further provide that, during the Support Period (as defined below), the Supporting Stockholders will not vote any Shares Beneficially Owned by such Supporting Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Takeover Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the Transactions contemplated by the Merger Agreement in any material respect or (iv) other matter relating to, or in connection with, any of the foregoing matters. In addition, the Merger Agreement provides that, the Supporting Stockholders shall ensure that, during the Support Period, any other Person having voting power with respect to any Share Beneficially Owned by such Supporting Stockholder will not vote any such Shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.
The Tender and Support Agreements terminate upon the termination of the Support Period. As used in the Tender and Support Agreements, the “Support Period” means the period from July 2, 2017 through the earlier of  (a) the Effective Time or (b) the date upon which the Merger Agreement is validly terminated. In addition, the Tender and Support Agreements may be terminated by the Supporting Stockholders at any time following any reduction to the Offer Price upon written notice to Parent following public announcement of such reduction.
During the applicable Support Period, Parent is appointed as the Supporting Stockholders’ attorney-in-fact and proxy to so vote their Shares subject to their respective Tender and Support Agreement.

Ultimate Parent Guaranty
In connection with the Offer and Merger, and concurrently with entering into the Merger Agreement, Ultimate Parent is guarantying for the benefit of the Company the payment obligations of Parent and Purchaser under the Merger Agreement pursuant to a Guaranty, dated as of July 2, 2017 (the “Guaranty”).
Pursuant to the Guaranty, Ultimate Parent irrevocably and unconditionally (subject to the terms and conditions in the Guaranty) guarantees to the Company the full and complete payment by Parent or Purchaser of all amounts required to be paid by Parent and Purchaser in connection with the Offer and the Merger if and when due, including (i) the obligation of Purchaser to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer and (ii) payments in respect of any Options or shares of restricted stock issued pursuant to a Company Stock Plan outstanding immediately prior to the Effective Time. The Guaranty further provides that, with respect to such payments, in no event will Guarantor’s aggregate liability under the Guaranty exceed such amounts.
This summary of the Guaranty is only a summary and is qualified in its entirety by reference to the Guaranty, which is filed as Exhibit (d)(3) of the Schedule TO and is incorporated herein by reference. For a more complete understanding of the Guaranty, you are encouraged to read the full text of the Guaranty.
Confidentiality Agreement
Ultimate Parent and the Company entered into a confidentiality agreement dated as of August 13, 2016 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Ultimate Parent (which includes its direct and indirect subsidiaries) and the Company (which includes its direct and indirect subsidiaries) agreed that, subject to certain exceptions, certain non-public, confidential and/or proprietary information each may make available to the other in connection with discussions concerning a possible strategic transaction involving the Company and/or its stockholders, will not be disclosed or used for any other purpose.
This summary of the Confidentiality Agreement is only a summary and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(4) of the Schedule TO and is incorporated herein by reference. For a more complete understanding of the Confidentiality Agreement, you are encouraged to read the full text of the Confidentiality Agreement.
Rights Plan Amendment
In connection with the Offer and the Merger, the Company has entered into an amendment (the “Amendment”) to the Rights Agreement (as defined above in the “Introduction”). The Amendment provides that the Rights Agreement will not apply to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Tender and Support Agreements.
This summary of the Amendment is only a summary and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference. For a more complete understanding of the Amendment, you are encouraged to read the full text of the Amendment.
12.   Purpose of the Offer; Plans for the Company
Purpose of the Offer.
The purpose of the Offer is for Ultimate Parent, through Parent and Purchaser, to acquire control of, and the entire equity interest in, the Company. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated (as defined in Section 251(h) of the DGCL), Purchaser intends to complete the Merger as promptly as practicable thereafter.
The Company Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders; (ii) approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer; (iv) taken all actions necessary so that the restrictions on business combinations and stockholder vote requirement contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, the Merger, the Merger Agreement, the Tender and Support Agreements and the transactions contemplated thereby; and (v) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL. If the Offer is consummated, we do not anticipate seeking the approval of the Company’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required to complete the Merger without a vote of the Company’s stockholders in accordance with Section 251(h) of the DGCL.
Plans for the Company.
In connection with Ultimate Parent’s consideration of the Offer, Ultimate Parent, Parent and Purchaser have been conducting, and continue to conduct, a detailed review of the Company and its business, assets, operations, properties, policies, management and personnel on the basis of information available, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent intends to review such information as part of a continuing comprehensive review of the Company’s business, operations, and management with a view to optimizing development of the Company’s potential in conjunction with its and Ultimate Parent’s existing businesses. We expect that the Company’s business will be integrated into Ultimate Parent; however, plans may change based on further analysis, including changes in Ultimate Parent’s or the Company’s business, assets, operations and management, and as additional information becomes available.
Except as set forth in this Offer to Purchase and the Merger Agreement, Ultimate Parent, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company’s capitalization or dividend policy or (iv) any other material change in the Company’s corporate structure or business.
13.   Certain Effects of the Offer
It is expected that the Merger will be consummated pursuant to Section 251(h) of the DGCL promptly after the consummation (as defined in Section 251(h) of the DGCL) of the Offer. Immediately following the Merger, all of the Shares will be held by Parent.
Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.
Stock Quotation.   Depending upon the number of Shares purchased pursuant to the Offer Shares may no longer meet the requirements for continued listing on the NASDAQ Stock Market if, among other things, the Company does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Parent will seek to cause the listing of Shares on the NASDAQ Stock Market to be discontinued as soon after the consummation of the Offer as the requirements for termination of the listing are satisfied.

If the NASDAQ Stock Market were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of  “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on the NASDAQ Stock Market. We intend to cause the delisting of the Shares from the NASDAQ Stock Market and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14.   Dividends and Distributions
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, the Company will not declare, authorize, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company.
15.   Conditions of the Offer
For purposes of this Section 15, capitalized terms used in this Section 15 have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit (d)(1) of the Schedule TO and is incorporated herein by reference. The Merger Agreement provides that, the obligation of Purchaser to (and of Parent to cause Purchaser to) accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the Minimum Condition (as defined above in the “Summary Term Sheet”).
The Merger Agreement further provides that, notwithstanding any other term or provision of the Offer or the Merger Agreement, and in addition to Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, the obligation of Purchaser to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the following conditions (together with the Minimum Condition, the “Offer Conditions”):

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No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or Merger or making the consummation of the Offer or Merger illegal;

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The representations and warranties of the Company:

(i)
contained in Sections 4.1, 4.3(a), 4.3(b)(i), 4.3(c) and 4.23(a) of the Merger Agreement (such representations and warranties relating to, among other things: corporate organization, power and standing; authority, non-contravention; the Company Board Recommendation; and customers and suppliers) shall be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Offer Closing Date as if made at and as of the Offer Closing Date (except to the extent that any such representation and warranty by its terms expressly speaks as of another specified time, in which case such representation and warranty shall be true and correct as of such time);

(ii)
contained in Section 4.2 of the Merger Agreement (relating to, among other things, capitalization of the Company and its Subsidiaries) shall have been true and correct as of the date of the Merger Agreement and shall be true and correct as of immediately prior to the then-applicable Expiration Time with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to the Company, Parent and their Affiliates;

(iii)
contained in Section 4.5(f) of the Merger Agreement (relating to, among other things, the Company Indebtedness and sufficiency of funds) shall have been true and correct in all respects as of the dates and times set forth therein, with only such exceptions as are de minimis;

(iv)
contained in Section 4.8(c), Section 4.22 and Section 4.23(b) of the Merger Agreement (relating to, among other things: compliance with export control laws; brokers and other advisors; and Key Customers) shall be true and correct in all respects at and as of the date of the Merger Agreement and as of the Offer Closing Date as if made at and as of the Offer Closing Date (except to the extent that such representation and warranty by its terms expressly speaks as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except in the case of Section 4.22 of the Merger Agreement (relating to, among other things, brokers and other advisors) where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to the Company, Parent and their Affiliates; and

(v)
set forth in the Merger Agreement (other than Sections 4.1, 4.2, 4.3(a), 4.3(b)(i), 4.3(c), 4.5(f), 4.8(c), 4.22, and 4.23(a) and (b) of the Merger Agreement), shall be true and correct in all respects (disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect contained therein), at and as of the date of the Merger Agreement and at and as of the Offer Closing Date with the same effect as though made on and as of the Offer Closing Date (except to the extent that any such representation and warranty by its terms expressly speaks as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(such condition, the “Representation Accuracy Condition”);
•
The Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Offer Closing Date; (such condition, the “Covenant Performance Condition”);

•
Since the date of the Merger Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect;

•
The Company shall have delivered to Parent and Purchaser a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in the three immediately preceding bullet-point items have been satisfied;

•
No Legal Proceeding shall be pending or commenced by a Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Merger or the Transactions; and

•
There shall not have been a Company Adverse Recommendation Change or other Triggering Event (as defined in Section 11 — “The Merger Agreement; Other Agreements — Rights to Terminate the Merger Agreement”).

The Merger Agreement further provides that, the foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate, amend or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their discretion (other than the Minimum Condition).
If we become aware that an Offer Condition will not be satisfied as of immediately prior to any then-applicable Expiration Time, we will promptly notify holders of Shares as to whether or not we have decided to waive such Offer Condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decree by a court or arbitrator of competent jurisdiction, any determination we make concerning the conditions or events described in this Section 15 will be final and binding upon all persons.
Notwithstanding any disclosure set forth in this Offer to Purchase, Parent and Purchaser confirm that the foregoing Offer Conditions will be tested at the scheduled expiration of the Offer, and if all of such conditions have been satisfied or validly waived (if permitted), Purchaser will, subject to Parent’s and Purchaser’s right to extend the Offer under the Merger Agreement, accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer.
16.   Certain Legal Matters; Regulatory Approvals
General.   Based on our examination of publicly available information filed by the Company with the SEC and other information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware (which are discussed below under “State Takeover Laws”), such approval or other action will be sought. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at or after any Expiration Time without accepting for payment any Shares validly tendered (and not withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Minimum Condition. See Section 15 — “Conditions of the Offer.”
Antitrust Compliance
Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. Because the value of the Company voting shares as determined under the HSR Act and rules and regulations promulgated thereunder to be acquired and held by Parent following the closing of the Merger Agreement and the transactions contemplated thereby is less than the $80.8 million, the HSR Act’s “size of transaction” test would not be satisfied and the Offer, Merger and related transactions are not subject to the pre-merger notification requirements of the HSR Act.
The FTC and Antitrust Division have authority to review and challenge all transactions under the antitrust laws, even those that are not reportable under the HSR Act. Thus, at any time before or after Parent’s acquisition of the Company, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the transaction contemplated by the Merger Agreement, including the Offer or Merger, or seeking the divestiture of Shares acquired by Parent or the divestiture of assets of Parent or the Company or any of their respective subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the transactions contemplated by the Merger Agreement on antitrust grounds will not be made or, if such a challenge is made, the result thereof.
Committee on Foreign Investment in the United States
The Exon-Florio Amendment empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s control threatens to impair the national security of the United States. Pursuant to the Exon-Florio Amendment, the Committee on Foreign Investment in the United States of America (“CFIUS”) has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction, except in limited circumstances, which do not apply in this case. We believe that the transactions contemplated by the Merger Agreement, including the Offer and the Merger, do not raise any national security concerns and, as a result, none of Ultimate Parent, Parent, Purchaser or the Company has filed or plans to file a voluntary notification with CFIUS. Notwithstanding the foregoing, CFIUS has the power to initiate reviews on its own in the absence of a voluntary notification. There can be no assurance that CFIUS will not impose restrictions on the transactions contemplated by the Merger Agreement, including the Offer and the Merger, or will not determine to conduct an investigation of such transactions and, if an investigation is commenced, there can be no assurance regarding the ultimate outcome of such investigation.
State Takeover Laws
The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation that has a class of stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who, together with such person’s affiliates and associates, owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Company Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on “business combinations” described in 203 of the DGCL are inapplicable to the Merger Agreement and the transactions contemplated therein.
A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
17.   Appraisal Rights
No appraisal rights are available to the holders of Shares in connection with the Offer. If the Merger is completed, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being completed, stockholders who wish to exercise such appraisal rights must demand appraisal of their Shares in accordance with Section 262 of the DGCL no later than the time of the consummation of the Offer, even though the Merger will not have been completed as of such time, or 20 days after the mailing of the Schedule 14D-9, whichever is later. If the Merger is completed, the holders of Shares who (i) did not tender their Shares in the Offer; (ii) properly demand appraisal of their Shares and follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal of their demand for appraisal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, on the amount determined to be fair value as determined by such court, in accordance with and subject to the provisions of Section 262 of the DGCL.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Moreover, the “fair value” so determined could be higher or lower than, or the same as, the Offer Price. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than the Offer Price.
Section 262 of the DGCL provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights in connection with the Merger under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder wishes to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, such stockholder must do all of the following:
•
within the later of the consummation of the Offer and twenty days after the date of mailing of the formal notice of appraisal rights contained in the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

•
not tender such stockholder’s Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

Under Section 262 of the DGCL, a demand for appraisal rights must be made by the record holder of Shares. If you do not hold your Shares of record and desire to exercise appraisal rights in connection with the Merger, you will need to arrange for the record holder to make the demand for appraisal rights on your behalf in compliance with Section 262 of the DGCL.
The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
18.   Fees and Expenses
Purchaser has retained Innisfree M&A Incorporated to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
None of Ultimate Parent, Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.   Miscellaneous
The Offer is not being made to (nor will tenders be accepted from or on behalf of holders of) Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of Ultimate Parent, Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Ultimate Parent, Parent, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.
Ultimate Parent, Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning the Company” above.
Golden Acquisition Corporation
July 17, 2017

SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, PARENT
AND ULTIMATE PARENT
1.   PURCHASER
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address of Purchaser is Golden Acquisition Corporation, 5755 Peachtree Industrial Blvd., Norcross, Georgia, 30092. The telephone number at such office is (678) 728-8600.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years	Country of Citizenship
Ulrich Dopfer President and Director	Mr. Dopfer was appointed Director and President of Purchaser and Chief Financial Officer of Parent in June 2017. Mr. Dopfer has been a Director of Parent since January 2015. Mr. Dopfer joined Ultimate Parent in March 2004 and led them through some financial initiatives taking on increasing responsibility over time. In 2006, Mr. Dopfer moved to Norcross, Georgia, where he is still based today. Prior to his appointment as Chief Financial Officer of Ultimate Parent in January 2015, Mr. Dopfer served as Vice President of financial planning & analysis and corporate services. In addition to his Chief Financial Officer role, Mr. Dopfer was appointed President of the ADVA Optical Networking NA, Inc. (an affiliate of Parent) in January 2015, assuming full legal responsibilities for the region.	Germany
Clark M. Avery Vice President, Secretary and Director	Mr. Avery joined ADVA Optical Networking NA, Inc. (an affiliate of Parent) in January 2017 as the Director of Corporate Development and Finance for North America. He has served as a Director with ADVA Optical Networking NA, Inc. since May 2017 and as a Director and Executive Officer with Purchaser since June 2017. Prior to joining Ultimate Parent, he was a Manager in the M&A Transaction Services group within Deloitte & Touche, LLP’s Atlanta, GA office. He joined the M&A Transaction Services group in 2014 with a primary focus on financial due diligence. Prior to joining the M&A Transaction Services group, he served as an Audit Senior in Deloitte & Touche’s Greenville, SC Audit practice, which he joined in 2010. Mr. Avery holds a CPA license in the State of South Carolina.	United States

2. PARENT
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of Parent is ADVA NA Holdings, Inc., 5755 Peachtree Industrial Blvd., Norcross, Georgia, 30092. The telephone number at such office is (678) 728-8600.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years	Country of Citizenship
Ulrich Dopfer Chief Financial Officer and Director	Mr. Dopfer was appointed Director and President of Purchaser and Chief Financial Officer of Parent in June 2017. Mr. Dopfer has been a Director of Parent since January 2015. Mr. Dopfer joined Ultimate Parent in March 2004 and led them through some financial initiatives taking on increasing responsibility over time. In 2006, Mr. Dopfer moved to Norcross, Georgia, where he is still based today. Prior to his appointment as Chief Financial Officer of Ultimate Parent in January 2015, Mr. Dopfer served as Vice President of financial planning & analysis and corporate services. In addition to his Chief Financial Officer role, Mr. Dopfer was appointed President of the ADVA Optical Networking NA, Inc. (an affiliate of Parent) in January 2015, assuming full legal responsibilities for the region.	Germany
Mathias Petzold Director	Mr. Petzold has been a Director of Parent since September 2016. Since joining Ultimate Parent in 2010, Mr. Petzold has served as the Director of Global Trade Compliance for ADVA Optical Networking NA, Inc. (an affiliate of Parent). For ADVA Optical Networking NA, Inc., he also held the position of Senior Legal Counsel from April 2012 to September 2015 and was appointed as Senior Director Commercial Management in April 2015. Before joining Ultimate Parent, Mr. Petzold was Customs Counsel EMEA for Delphi Inc., a global supplier of vehicle technology and the largest and most diversified supplier of automotive parts. Prior to that, Mr. Petzold practiced international trade law with Cramer & Laws, specializing in export controls, corporate and commercial law.	Germany
Ryan Schmidt Director	Mr. Schmidt has served as a Director of Parent since January 2015. Mr. Schmidt joined ADVA NA Optical Networking NA, Inc. (an affiliate of Parent) in November 2006 where he has served as Vice President of Engineering since joining. Prior to joining ADVA NA Optical Networking NA, Inc., Mr. Schmidt was in the Science and Technology Group at AT&T in Atlanta, Georgia from 2005 to 2006. He also served as Vice President of Software at Movaz Networks from 2000 to 2005. Prior to AT&T and Movaz, Mr. Schmidt held multiple technical and managerial positions at the Boeing Company in Seattle, WA and software consulting engagements in the Medical, Finance, and Telecommunications industries.	United States

3.   ULTIMATE PARENT
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the executive officers and supervisory board members of Ultimate Parent are set forth below. The business address of each such supervisory board member, Brian Protiva and Dr. Christoph Glingener is ADVA Optical Networking, Campus Martinsried, Fraunhoferstrasse 9a, 82152 Martinsried/Munich, Germany. The telephone number at such office is +49 (0) 89 890 665 901. The business address of Ulrich Dopfer is ADVA Optical Networking NA, Inc., 5755 Peachtree Industrial Blvd., Norcross, Georgia, 30092. The telephone number at such office is (678) 728-8600.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years	Country of Citizenship
Nikos Theodosopoulos Chairman of the Supervisory Board	Mr. Theodosopoulos has been a member of the Supervisory Board of Ultimate Parent since December 2014. Mr. Theodosopoulos has been the Managing Member of NT Advisors LLC, a consulting firm for the technology industry, since August 2012. Mr. Theodosopoulos has been a Director of Arista Networks, a company based in Santa Clara, California, since March 2014. Mr. Theodosopoulos has been a Director of Harmonic Inc., a company based in San Jose, California, since March 2015. Mr. Theodosopoulos has been a Director of Gadget Software Inc., a company based in Newark, New Jersey, since July 2015. Additionally, Mr. Theodosopoulos has served as an Advisory Board Member of QoScience Inc., a company based in Plainview, New York, since May 2016.	United States
Johanna Hey Vice Chairwoman of the Supervisory Board	Mrs. Hey has been a member of the Supervisory Board of Ultimate Parent since May 2011, where she also serves as the Chairwoman of the Audit Committee. Since 2006, Mrs. Hey has been the Director of the Institute for Tax Law at the University of Cologne in Cologne, German. Since 2010, Mrs. Hey has been the Scientific Director at the Institut Finanzen und Steuern e.V. in Berlin, Germany.	Germany
Hans-Joachim Grallert Supervisory Board Member	Mr. Grallert has been a member of the Supervisory Board of Ultimate Parent since February 2016, where he also serves as a member of the Compensation and Nomination Committee. Since 2016 Mr. Grallert has been the Chairman of the Executive Board of the Eduard Rhein Foundation. Since 2003, Mr. Grallert has been the Chief Executive Officer of HightecConsult in Groebenzell, Germany. Since 2015, Mr. Grallert has been a consultant for the Fraunhofer Association in Munich, German. From 2004 to 2014 Mr. Grallert was the Executive Director of the Fraunhofer Heinrich Hertz Institute in Berlin, Germany. From 2005 to 2016 Mr. Grallert was a professor of Telecommunications Engineering at the Technical University of Berlin.	Germany

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years	Country of Citizenship
Brian Protiva Chief Executive Officer	Brian Protiva co-founded Ultimate Parent in 1994. As the Chief Executive Officer, he is responsible for overall strategy, human resources, and quality management. Prior to leading Ultimate Parent, Mr. Protiva was managing director at AMS Technologies (part of the EGORA Group), which he joined in 1987 and where he focused on co-managing its subsidiaries.	United States
Dr. Christoph Glingener Chief Technology Officer and Chief Operating Officer	Dr. Christoph Glingener joined Ultimate Parent in April 2006, assuming responsibility for all global research and development activities at sites in Europe, the United States, China and, more recently, the Middle East. In January 2007, Dr. Glingener was appointed Chief Technology Officer. Since that time, he also leads Ultimate Parent’s product management and advanced technology teams. Additionally, in January 2015, Mr. Glingener took on responsibility for global operations, enabling Ultimate Parent to integrate research and development, new product introduction and global operations into a unified development operations team. Mr. Glingener’s activities at Ultimate Parent build on a long and successful industry career with experience gained in both academic and corporate roles. These include leading positions at Marconi Communications (now Ericsson) and Siemens Communications (now Coriant).	Germany
Ulrich Dopfer Chief Financial Officer	Mr. Dopfer was appointed Director and President of Purchaser and Chief Financial Officer of Parent in June 2017. Mr. Dopfer has been a Director of Parent since January 2015. Mr. Dopfer joined Ultimate Parent in March 2004 and led them through some financial initiatives taking on increasing responsibility over time. In 2006, Mr. Dopfer moved to Norcross, Georgia, where he is still based today. Prior to his appointment as Chief Financial Officer of Ultimate Parent in January 2015, Mr. Dopfer served as Vice President of financial planning & analysis and corporate services. In addition to his Chief Financial Officer role, Mr. Dopfer was appointed President of the ADVA Optical Networking NA, Inc. (an affiliate of Parent) in January 2015, assuming full legal responsibilities for the region.	Germany

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
If delivering by hand, express mail, courier,or other expedited service:	By mail:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833